EXHIBIT 10.1

Execution Version

$800,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 28, 2014

by and among

ATLAS PIPELINE PARTNERS, L.P.,

as Borrower,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent,

Swingline Lender and Issuing Bank

BANK OF AMERICA, N.A.,

CITIBANK, N.A. AND

DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents

ROYAL BANK OF CANADA,

as Documentation Agent

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Book Manager

i

ANNEXES

Annex I	—	Revolving Credit Commitments

EXHIBITS

Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Swingline Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Notice of Account Designation
Exhibit D	—	Form of Notice of Prepayment
Exhibit E	—	Form of Notice of Conversion/Continuation
Exhibit F	—	Form of Officer’s Compliance Certificate
Exhibit G	—	Form of Assignment and Assumption
Exhibit H	—	Form of Guaranty Agreement
Exhibit I-1	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit I-2	—	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit I-3	—	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit I-4	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)

SCHEDULES

Schedule 1.1	—	Existing Letters of Credit
Schedule 5.1(b)(iv)	—	Local Counsels
Schedule 6.1	—	Jurisdictions of Organization and Qualification
Schedule 6.2	—	Subsidiaries, Capitalization and Ownership
Schedule 6.10	—	Employee Benefit Matters
Schedule 6.18	—	Insurance
Schedule 6.23	—	Each Credit Party’s Principal Place of Business and Chief Executive Office
Schedule 9.1	—	Existing Indebtedness
Schedule 9.2	—	Existing Liens
Schedule 9.3	—	Existing Investments
Schedule 9.7	—	Transactions with Affiliates

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, is entered into as of August 28, 2014, by and among ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership (“Borrower”), the guarantors party hereto, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof (collectively with the lenders party hereto, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties.

RECITALS

The Borrower, various lenders and Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association), as Administrative Agent for such Lenders, are parties to that certain Existing Credit Agreement pursuant to which the Lenders extended credit to the Borrower in the form of revolving credit loans.

The Borrower, the Lenders and the Administrative Agent have agreed that the Existing Credit Agreement be amended and restated in its entirety.

The Obligations (as defined in the Existing Credit Agreement) of the Borrower and the other Credit Parties (as defined in the Existing Credit Agreement) and the Security Documents (as defined in the Existing Credit Agreement, such Security Documents are hereinafter referred to as the “Existing Security Documents”) are secured by certain Collateral (as defined in the Existing Credit Agreement, such Collateral is hereinafter referred to as the “Existing Collateral”) and are guaranteed or supported or otherwise benefited by the Existing Security Documents.

The parties hereto intend that (a) the Obligations of the Borrower and the other Credit Parties under the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) (the “Existing Obligations” and such other Loan Documents are hereinafter referred to as the “Existing Loan Documents”) that remain unpaid and outstanding as of the date of this Agreement shall continue to exist under and be evidenced by this Agreement and the other Loan Documents (as defined below), (b) any Letters of Credit (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement as of the date of this Agreement (the “Existing Letters of Credit”) shall be Letters of Credit under and as defined herein and (c) the Existing Collateral and the Existing Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations and the Obligations of the Borrower and the other Credit Parties under this Agreement and the other Loan Documents.

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend the Credit Facility to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition Period” means a period elected by the Borrower commencing with the last day of the fiscal quarter in which any acquisition permitted under Section 9.3(f) with a purchase price in excess of $50,000,000 is consummated and ending on the earlier of (a) the last day of the third fiscal quarter following the fiscal quarter during which the relevant acquisition was consummated and (b) the date selected by the Borrower in its election to terminate such Acquisition Period; provided that (i) any election by the Borrower to commence or terminate any Acquisition Period must be made by delivering written notice thereof to the Administrative Agent on or prior to, (x) in the case of any election to commence an Acquisition Period, the last day of the fiscal quarter in which the relevant acquisition is consummated, or (y) in the case of any election to terminate an Acquisition Period, the last day of the fiscal quarter that would otherwise have been included in such Acquisition Period, (ii) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect, and (iii) the Borrower may not elect to have an Acquisition Period terminate prior to the last day of the third fiscal quarter following the fiscal quarter during which such relevant acquisition was consummated unless the (A) ratio of (1) Consolidated Funded Debt of the Borrower on such date to (2) Consolidated EBITDA of the Borrower for the most recent period of four (4) consecutive fiscal quarters for which financial statements are available does not exceed 5.25 to 1.00, and (B) no Default shall have occurred and be continuing.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means (a) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (b) any director or officer of such first Person or of any Person referred to in clause (a) above and (c) if any Person in clause (a)

above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Agreement” means this Second Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anadarko JVs” means Atlas Pipeline Midcontinent WestOk, LLC, a Delaware limited liability company, and Atlas Pipeline Midcontinent WestTex, LLC, a Delaware limited liability company.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“APL Operating” means Atlas Pipeline Operating Partnership, L.P., a Delaware limited partnership.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, for any day, with respect to any LIBOR Rate Loan or Base Rate Loan, or with respect to the Commitment Fee Rate, as the case may be, the applicable per annum percentage set forth in the table below, based on the Consolidated Funded Debt Ratio as in effect from time to time:

Pricing Level	Consolidated Funded Debt Ratio	LIBOR Rate Loans +	Base Rate Loans +	Commitment Fee Rate
I	Less than 3.25 to 1.00	1.75%	0.75%	0.300%
II	Greater than or equal to 3.25 to 1.00, but less than 3.75 to 1.00	2.00%	1.00%	0.375%
III	Greater than or equal to 3.75 to 1.00, but less than 4.25 to 1.00	2.25%	1.25%	0.375%
IV	Greater than or equal to 4.25 to 1.00, but less than 4.75 to 1.00	2.50%	1.50%	0.500%
V	Greater than or equal to 4.75 to 1.00	2.75%	1.75%	0.500%

The Applicable Margin in respect of Incremental Term Loans shall be the applicable percentages per annum provided pursuant to the Incremental Facility Amendment.

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 7.1(i) for the most recently ended fiscal quarter of the Borrower; provided that (a) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 7.1(i) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Funded Debt Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date, (b) for all time periods prior to the Closing Date, the Applicable Margin shall be calculated as set forth in the definition of “Applicable Margin” contained in the Existing Credit Agreement and (c) for the period from and including the Closing Date until the date that the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 7.1(i) for the fiscal quarter of the Borrower ending September 30, 2014, the Applicable Margin shall be based on Pricing Level IV. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any Financial Statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall promptly deliver to the Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Funded Debt Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4. Notwithstanding the foregoing, so long as an Event of Default under Section 10.1(h) or (i) has not occurred with respect to Borrower, then such shortfall shall be due and payable within 5 Business Days after the determination described above. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(c) and 10.2 nor any of their other rights under this Agreement.

“Applicable Period” has the meaning assigned thereto in the definition of “Applicable Margin.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole lead book manager, and its successors.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Consolidated Subsidiary thereof whether by sale, lease, transfer or otherwise, other than the sale transfer, or other disposition (or series of related sales, transfers or related dispositions) of property of such Person having a fair market value of less than $5,000,000. The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the disposition of assets to a Subsidiary of the Borrower the consideration for which consists of Capital Stock of such Subsidiary or (c) inventory sold, transferred or otherwise disposed of in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Atlas Energy” means Atlas Energy, L.P., a Delaware limited partnership.

“Available Cash” means, as at any date of determination, the total amount classified as cash and Cash Equivalents on a consolidated balance sheet of the Borrower and the Guarantors in accordance with GAAP less amounts classified as restricted cash.

“Bank Products” means any of the following bank services: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any other Credit Party.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Rate plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned thereto in Section 7.1.

“Building” has the meaning assigned to such term in Section 5.1(d).

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Expansion Project” means any project of the Credit Parties (a) that has or will have Expansion Capital Expenditures attributable thereto in excess of $20,000,000, (b) for which construction or expansion of such project has commenced, (c) that is identified in a certificate delivered by the Borrower to the Administrative Agent not less than 30 days prior to the last day of the first fiscal quarter (or such lesser period as reasonably acceptable to the Administrative Agent) for which the Borrower desires to commence inclusion of a Capital Expansion Project Add-Back related to such project in Consolidated EBITDA, which certificate includes the Borrower’s Capital Expansion Project EBITDA Projection for such project and the Borrower’s good faith anticipated commercial operation date for such project, and (d) for which the Borrower has provided to the Administrative Agent, at such times as the Administrative Agent may request, in each case in form and substance satisfactory to the Administrative Agent in its reasonable discretion, information regarding such project including, to the extent such information is applicable, updated status reports summarizing each Capital Expansion Project currently under construction and covering original anticipated and current projected costs and capital expenditures (including information on actual costs to date) for such Capital Expansion Project, the originally anticipated and current projected commercial operation date, volume commitments to such project, pricing arrangements, Hedging Agreements relating to such project, the ability of third parties to perform under any contracts relating to utilization of such project, and any other aspect of such project as the Administrative Agent may reasonably request from time to time.

“Capital Expansion Project Add-Back” means, with respect to any period for which Consolidated EBITDA is calculated, the amount added to Consolidated Net Income in the calculation of Consolidated EBITDA attributable to a particular Capital Expansion Project, which amount shall equal, with respect to a particular Capital Expansion Project for such period:

(a) prior to the date on which a Capital Expansion Project has achieved commercial operation (but including the fiscal quarter in which commercial operation commences), a percentage, based on the then-current completion percentage of such Capital Expansion Project as of the date of determination, of the Capital Expansion Project EBITDA Projection for such Capital Expansion Project (net of any actual Consolidated EBITDA attributable to such Capital Expansion Project during such period); provided that if the actual commercial operation date for any Capital Expansion Project does not occur by the scheduled commercial operation date for such project originally disclosed to the Administrative Agent by the Borrower, then the foregoing amount shall be reduced, for quarters ending after such scheduled commercial operation date to (but excluding) the first full quarter after the actual commercial operation date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b) beginning with the first full fiscal quarter following the date on which commercial operation of a Capital Expansion Project commences, and for the two immediately succeeding fiscal quarters, the Capital Expansion Project EBITDA Projection for such Capital Expansion Project (net of any actual Consolidated EBITDA attributable to such Capital Expansion Project during such period).

“Capital Expansion Project EBITDA Projection” means, with respect to any Capital Expansion Project, the Borrower’s good faith projection, based on assumptions believed by it to be reasonable at the time made, of Consolidated EBITDA that will be attributable to such Capital Expansion Project during the first 12-month period following commencement of commercial operations of such Capital Expansion Project, which projection and calculation thereof is reasonably acceptable to the Administrative Agent.

“Capital Lease” means any lease of any property by the Borrower or any of its Consolidated Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means, collectively, (a) direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s,

(c) certificates of deposit maturing no more than one year from the date of creation thereof issued by any Lender or any other bank or trust company incorporated under the laws of the United States having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or “P2” or better by a nationally recognized rating agency, (d) deposits in money market funds investing exclusively in investments described in clauses (a), (b) and (c) or (e) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Centrahoma JV” means Centrahoma Processing LLC, a Delaware limited liability company.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Control” means (a) except as permitted by clauses (c)(ii), (c)(iii) and (c)(iv) hereof, any person or group of persons (within the meaning of Subsection 13(d) or 14(a) of the Exchange Act) shall have acquired subsequent to the date hereof beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the Capital Stock of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) (provided, however, that the acquisition by the General Partner or any Affiliate thereof of 35% or more of the partnership interests of the Borrower shall not constitute a Change in Control); (b) within a period of twelve (12) consecutive calendar months, individuals who were managing board members of the General Partner on the first day of such period or persons who were appointed or nominated by such persons shall cease to constitute a majority of the managing board members of the General Partner, or (c) the occurrence of any of the following:

(i) the sale, transfer, lease, conveyance or other disposition (other than by way of a permitted merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Wholly-Owned Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower or the General Partner unless, in the case of the General Partner, the General Partner is replaced by an Affiliate of Atlas Energy acceptable to the Administrative Agent in its reasonable discretion, such acceptance not to be unreasonably withheld;

(iii) the General Partner ceases to own, directly or indirectly, at least a majority of the general partner interests of the Borrower or of APL Operating, or the General Partner ceases to serve as the only general partner of the Borrower or APL Operating unless, in the case of the General Partner, the General Partner is replaced by an Affiliate of Atlas Energy acceptable to the Administrative Agent in its reasonable discretion, such acceptance not to be unreasonably withheld; or

(iv) Atlas Energy and/or one or more of its directly or indirectly Wholly-Owned Subsidiaries or an Affiliate of Atlas Energy acceptable to the Administrative Agent in its reasonable discretion ceases to own at least a majority of the membership units of the General Partner.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For the avoidance of doubt and notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlement, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are, in each case, deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan or Swingline Loan.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agent” means Wells Fargo, in its capacity as Collateral Agent hereunder, and any successor thereto.

“Commitments” means the Revolving Credit Commitment, the L/C Commitment and the Swingline Commitment.

“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).

“Commitment Fee Rate” means the applicable rate per annum as set forth in the definition of “Applicable Margin” based on the Consolidated Funded Debt Ratio as in effect from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof), each as amended from time to time, and any successor statute, rule, regulation or order.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, plus, without duplication the following expenses or charges to the extent deducted from Consolidated Net Income in such period, (i) interest, income taxes, depreciation, depletion, amortization, non-cash compensation on long-term incentive plans, extraordinary, unusual or non-recurring charges relating to premiums or penalties paid to counterparties, in connection with the breakage, termination or unwinding of Hedging Agreements to the extent such charges are funded with the Net Cash Proceeds of an Equity Issuance by the Borrower and other non-cash charges (other than a non-cash charge resulting from an accrual of a reserve for any cash charge in any future period) to Consolidated Net Income including non-cash losses resulting from mark to market accounting of Hedging Agreements, plus without duplication (ii) premiums associated with Specified Hedging Agreements permitted to be entered into under this Agreement (the “Hedging Premiums Add-Back”) (in the case of this clause (ii) to the extent accompanied by reasonable evidence thereof satisfactory to the Administrative Agent), plus without duplication (iii) all Capital Expansion Project Add-Backs applicable to such period, plus without duplication (iv) to the extent not included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)), minus without duplication (b) non-cash credits to Consolidated Net Income including non-cash gains resulting from mark to market accounting of Hedging Agreements; provided that, (A) the aggregate amount of the Hedging Premiums Add-Back shall not exceed 10% of Unadjusted Consolidated EBITDA for such period and (B) the aggregate amount of Capital Expansion Project Add-Backs shall not exceed 20% of Unadjusted Consolidated EBITDA for such period.

Consolidated EBITDA shall exclude any net after-tax gains or losses (less all fees, expenses and charges) attributable to an Asset Disposition other than in the ordinary course of business. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis, in a manner reasonably acceptable to the Administrative Agent, to exclude, as of the first day of any applicable period, without duplication, the Consolidated EBITDA attributable to (1) to the extent funded with the Net Cash Proceeds from an Equity Issuance, losses (in an amount not to exceed the Net Cash Proceeds from such Equity Issuance) resulting from the termination or unwinding of Hedging Agreements and (2) the after-tax effect of income (loss) from the early extinguishment of and the interest payments made on Indebtedness extinguished, in each case, occurring during such period or subsequent thereto but on or prior to the date of determination of Consolidated EBITDA.

“Consolidated Funded Debt” means, for any Person and its Consolidated Subsidiaries, the difference of (a) the sum of the following (without duplication): (i) all obligations of such Person and its Consolidated Subsidiaries for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges excluding any unamortized premium or discount); (ii) all obligations of such Person and its Consolidated Subsidiaries (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit (excluding contingent obligations in respect of undrawn letters of credit), surety or other bonds and similar instruments; (iii) all obligations of such Person and its Consolidated Subsidiaries to pay the deferred purchase price of Property or services (excluding (w) any earn out obligation or other contingent consideration or any purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP and is not paid within 10 days after becoming due and payable, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) which are no more than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established, and (z) liabilities associated with customer prepayments and deposits); (iv) the principal portion of all obligations under Capital Leases; (v) any Capital Stock of such Person and its Consolidated Subsidiaries in which such Person has a mandatory obligation to redeem such stock (other than upon the occurrence of a change of control or asset sale), at any time prior to the date that is 180 days following the Maturity Date and (vi) any Guaranty Obligation with respect to obligations described in the foregoing clauses (i) through (v) hereof; minus (b) the lesser of (i) the amount of the Credit Parties’ Available Cash and (ii) $15,000,000.

“Consolidated Funded Debt Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Funded Debt of the Borrower on such date to (b) (i) for purposes of Article VIII, Consolidated EBITDA of the Borrower for the period of four (4) consecutive fiscal quarters ending on such date or (ii) for all other purposes, Consolidated EBITDA of the Borrower for the most recent period of four (4) consecutive fiscal quarters for which Financial Statements are available.

“Consolidated Interest Expense” means, with respect to such Person and Consolidated Subsidiaries, for any period, the aggregate cash interest payments made and required to be made for such Person and its Consolidated Subsidiaries on a consolidated basis for such period; provided, that (a) Consolidated Interest Expense shall exclude historical cash interest payments made with respect to Loans that are prepaid in such period with the Net Cash Proceeds of an Asset Disposition permitted under Section 9.5(k) and (b) if the Borrower or any Consolidated Subsidiary shall consummate a Material Acquisition or Material Disposition during such period, then Consolidated Interest Expense shall be calculated on a Pro Forma Basis giving effect to any Indebtedness incurred or repaid in connection with such Material Acquisition or Material Disposition as if such incurrence or repayment had occurred on the first day of such period.

“Consolidated Net Income” means with respect to such Person and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of such Person and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided, that (a) in calculating Consolidated Net Income of such Person and its Subsidiaries for any period there shall be excluded from such Consolidated Net Income (to the extent otherwise included therein) the following: (i) the net income (or loss) of any other entity other than a Consolidated Subsidiary, except to the extent of the amount of dividends or distributions actually paid in such period by such other entity to such Person or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Applicable Law applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited, (iii) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets, (iv) any after-tax effect of extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto), (v) any net after-tax gains or losses (less all fees, expenses and charges) attributable to Asset Dispositions, other than in the ordinary course of business and (vi) any net unrealized gain or loss (after any offset) resulting in such period from hedging obligations permitted under this Agreement and any gains or losses on mark-to-market accounting relating thereto, and (b) if the Borrower or any Consolidated Subsidiary shall consummate a Material Acquisition or Material Disposition during such period, then Consolidated Net Income shall be calculated on a Pro Forma Basis giving effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition had occurred on the first day of such period.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Consolidated Senior Secured Funded Debt” means, as at any date of determination, Consolidated Funded Debt that is not Subordinated Indebtedness and that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Funded Debt Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Senior Secured Funded Debt on such date to (b) (i) for purposes of Article VIII, Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on such date or (ii) for all other purposes, Consolidated EBITDA for the most recent period of four (4) consecutive fiscal quarters for which Financial Statements are available.

“Consolidated Subsidiary” means each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP, provided, however, that the Consolidated Subsidiaries of Borrower shall (a) not include the Unrestricted Entities and (b) notwithstanding anything to the contrary contained in this Agreement, be deemed to include (i) each Anadarko JV, (ii) the Centrahoma JV and (iii) each TexStar JV.

“Contracts and Records” has the meaning assigned thereto in Section 7.7(d).

“Credit Facility” means, collectively, the Revolver Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Default” means any of the events specified in Section 10.1 which constitutes an Event of Default or which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder unless subject to a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith Dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that no Lender shall become a Defaulting Lender solely by virtue of a Governmental Authority owning an equity interest in such Lender.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Disqualified Institution” means (a) those Persons and entities that are competitors of the Borrower or its Subsidiaries (or affiliates of any such competitors) and are identified in writing to the Administrative Agent, and (b) those banks, financial institutions and other Persons separately identified by the Borrower to the Administrative Agent in writing prior to the Closing Date.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

“Engagement Letter” means the engagement letter dated as of August 5, 2014 among the Borrower, the Administrative Agent and the Arranger.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means (a) any issuance by any Credit Party or any Consolidated Subsidiary thereof to any Person that is not a Credit Party of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Consolidated Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excepted Liens” means the Liens permitted pursuant to Section 9.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Credit Party individually determined on a Credit Party by Credit Party basis, any Obligation in respect of any Hedging Agreement if, and solely to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Obligation in respect of any Hedging Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Obligation in respect of any Hedging Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) by the United States or the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction, (c) any backup withholding taxes required by the Code to be withheld due to a Lender’s failure to comply with Section 4.11(e), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.11(a) and (e) any U.S. federal withholding taxes imposed by FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 27, 2007 and amended and restated as of December 22, 2010, as amended, supplemented or otherwise modified prior to the Closing Date, between the Borrower, the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association), as administrative agent, collateral agent, issuing bank and swingline lender, and the other parties thereto.

“Existing Collateral” has the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” has the meaning assigned to such term in the recitals hereto and which are identified on Schedule 1.1.

“Existing Loan Documents” has the meaning assigned to such term in the recitals hereto.

“Existing Obligations” has the meaning assigned to such term in the recitals hereto.

“Existing Security Documents” has the meaning assigned to such term in the recitals hereto.

“Exiting Lender” has the meaning assigned to such term in Section 12.21.

“Expansion Capital Expenditures” means all expenditures and costs that are capitalized on the balance sheet of such Person in accordance with GAAP, other than such expenditures made for the restoration, repair or maintenance of any fixed or capital asset.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor statute that is substantively comparable and not materially more onerous to comply with), any current or future regulation or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Fee Letter” means the fee letter dated as of the date hereof between the Borrower and the Administrative Agent.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Financial Statements” means each financial statement referred to in Section 6.14 or delivered pursuant to 7.1.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Flood Certificates” has the meaning assigned to such term in Section 5.1(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, further, that if reasonably requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“General Partner” means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, (a) each Consolidated Subsidiary of the Borrower other than the Anadarko JVs, the TexStar JVs and the Centrahoma JV (to the extent such Anadarko JV, such TexStar JV or the Centrahoma JV, as applicable, does not directly or indirectly guarantee the payment of any other Indebtedness of a Credit Party) and (b) each Person that becomes a Guarantor pursuant to Section 7.11.

“Guaranty Agreement” means that certain Amended and Restated Guaranty Agreement, dated as of the date hereof, executed by the Guarantors party thereto in favor of the Administrative Agent for the ratable benefit of the Secured Parties, substantially in the form attached as Exhibit H hereto, as amended, restated, supplemented or otherwise modified from time.

“Guaranty Obligation” means, with respect to the Borrower and its Consolidated Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement or otherwise consented to in writing by the Required Lenders.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act), all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Premiums Add-Back” is defined in the definition of “Consolidated EBITDA”.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Increased Amount Date” has the meaning assigned thereto in Section 4.14.

“Incremental Commitment” has the meaning assigned thereto in Section 4.14.

“Incremental Facility Amendment” has the meaning assigned thereto in Section 4.14.

“Incremental Lender” means any Lender or any New Lender that provides any Incremental Commitment.

“Incremental Loan” has the meaning assigned thereto in Section 4.14.

“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 4.14.

“Incremental Revolving Credit Loan” has the meaning assigned thereto in Section 4.14.

“Incremental Term Commitment” has the meaning assigned thereto in Section 4.14.

“Incremental Term Loan” has the meaning assigned thereto in Section 4.14.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services (excluding (w) any earn out obligation or other contingent consideration or any purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP and is not paid within 10 days after becoming due and payable, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) which are no more than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established, and (z) liabilities associated with customer prepayments and deposits); (d) the principal portion of all obligations under Capital Leases; (e) all Indebtedness (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (f) all Guaranty Obligations in respect of obligations of the kind described in clauses (a) through (d) of this definition; (g) obligations to gather or transport Hydrocarbons in consideration of advance payments; (h) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (i) any Capital Stock of such Person in which such Person has a mandatory obligation to redeem such stock, other than upon the occurrence of a change of control or asset sale; and (j) all obligations of such Person under Hedging Agreements.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning assigned thereto in Section 12.11.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Consolidated Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Intercompany Debt” means funded Indebtedness that is owed by the Borrower or any of its Consolidated Subsidiaries to the Borrower or to any Credit Party.

“Intercompany Notes” means the promissory notes executed to evidence the Intercompany Debt.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Investments” has the meaning assigned thereto in Section 9.3.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Bank” means Wells Fargo, in its capacity as issuer of Letters of Credit, or any successor thereto.

“Joinder Agreement” has the meaning assigned thereto in Section 7.11(a).

“L/C Commitment” means the lesser of (a) $50,000,000 and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Bank.

“Lender” has the meaning assigned thereto in the introductory paragraph hereof.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Agreement” means an application, in the form specified by the Issuing Bank from time to time, requesting the Issuing Bank to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” means, for any interest rate calculation with respect to a LIBOR Rate Loan, or a Base Rate Loan bearing interest as provided in clause (c) of the definition of Base Rate, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset securing an obligation owed to, or a claim by, a Person other than the owner of the asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Limited Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Borrower dated as of March 9, 2004, as such agreement has been and may be amended, extended, revised or replaced from time to time in accordance with the terms hereof and thereof.

“Liquidity” means, as at any date of determination, the sum of Available Cash and, so long as at any such date of determination the conditions precedent set forth in Section 5.2 (other than clause (c) thereof) are satisfied, the Revolver Availability Amount.

“Loan Documents” means, collectively, this Agreement, each Note, all Letters of Credit, the Letter of Credit Agreements, the Security Documents, the Fee Letter and each other agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement (excluding any Specified Hedging Agreement or agreements regarding the provision of Bank Products with the Lenders or any Affiliate of a Lender), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“Material Acquisition” means a transaction or series of transactions comprised of the acquisition of the Capital Stock of a Person or the acquisition of assets from a Person, in each case for consideration of at least $50,000,000.

“Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations or affairs of the Borrower and the Guarantors taken as a whole, or (b) the ability of the Credit Parties taken as a whole to perform their obligations under the Loan Documents, or (c) the rights and remedies of the Collateral Agent and the Administrative under the Loan Documents taken as a whole.

“Material Disposition” means a transaction or series of transactions comprised of the sale, lease, assignment, conveyance or transfer of the Capital Stock of a Person or the assets of a Person, in each case for the consideration of at least $50,000,000.

“Maturity Date” means the earliest to occur of (a) August 28, 2019, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the collective reference to each mortgage, deed of trust, leasehold mortgage or other real property security document, encumbering all real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition, the gross cash proceeds received by any Credit Party therefrom less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such disposition and any other fees and expenses incurred in connection with such disposition, (ii) the principal amount of, premium, if any, and interest on any Indebtedness or other obligation secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such disposition and (iii) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, cash escrows (until released from escrow to such Credit Party) from the sale price for such Asset Disposition and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities relating to environmental matters or against any indemnification obligations associated with such transaction, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party therefrom less all legal, underwriting and other fees and expenses incurred and taxes assessed by a Governmental Authority in connection therewith and (c) with respect to any Insurance and Condemnation Event, the gross cash proceeds received by any Credit Party therefrom (excluding proceeds of business interruption insurance) less the sum of (i) all fees and expenses in connection therewith, (ii) the principal amount of, premium, if any, and interest on any Indebtedness or other obligation secured by a Lien on the asset (or a portion thereof) subject to such Insurance and Condemnation Event, which Indebtedness or obligation is required to be repaid in connection therewith and (iii) any taxes assessed by a Governmental Authority as a result of such Insurance and Condemnation Event.

“New Lender” has the meaning assigned thereto in Section 4.14.

“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 12.2, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-Defaulting Lender” has the meaning assigned thereto in Section 4.4(b).

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(b).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Specified Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Secured Parties or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note; provided that (i) the Specified Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of the Specified Obligations, and (iii) solely with respect to any Guarantor that is not an “eligible contract participant” under and as defined in the Commodity Exchange Act, Excluded Swap Obligations of such Guarantor shall in any event be excluded from the “Obligations” owing by, or secured by the assets of, such Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Oil and Gas Properties” means all present and future Hydrocarbon reserves located in fields and regions accessed by the Pipelines for gathering and transportation to interstate and intrastate third party pipelines.

“OPA” has the meaning assigned thereto in Section 6.9(f).

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 12.10(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any acquisition by the Borrower or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) no less than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;

(b) the purchase price in respect of such acquisition is in excess of $50,000,000 and such acquisition is not a hostile or contested acquisition;

(c) the Borrower and its Consolidated Subsidiaries shall be in compliance with Section 9.11 immediately after giving effect to such acquisition;

(d) if such transaction is a merger or consolidation, the Borrower or a Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(e) the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 7.11 to be delivered at the time required pursuant to Section 7.11;

(f) no later than three (3) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which Financial Statements are available demonstrating, in form and substance reasonably satisfactory thereto, compliance on a Pro Forma Basis (as of the date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Article VIII (provided, that, if the Borrower has delivered written notice electing to begin an Acquisition Period, the calculation of the Consolidated Funded Debt Ratio will be tested as if the Acquisition Period had been in effect as of the last day of the most recently ended fiscal quarter);

(g) no later than three (3) Business Days prior to the proposed closing date of such acquisition, the Borrower, to the extent requested by the Administrative Agent no less than five (5) Business Days prior to the proposed closing date, (i) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of the Permitted Acquisition Documents, and (ii) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information (if any); and

(h) no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Guarantor, to the extent applicable and readily available to the Borrower or any Guarantor, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Guarantor, final copies or, if final copies are not available at the required time of delivery, the most recently available drafts of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions delivered to a Credit Party and each other material document executed and delivered (or proposed to be executed and delivered) by or to a Credit Party in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Commodity Hedge Agreement” means Hedging Agreements entered into with the purpose and effect of fixing prices on oil, natural gas, natural gas liquids and related commodities; provided, that at all times: (a) such contracts shall be on terms satisfactory to Administrative Agent and the Lenders; (b) the agreements documenting such Hedging Agreements do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; (c) no such Hedging Agreement, when aggregated with all Hedging Agreements as of the date such Hedging Agreement is executed, requires the Borrower or such Consolidated Subsidiary party thereto to deliver more than eighty percent (80%) of the total estimated throughput of Hydrocarbon volumes owned by the Borrower or such Consolidated Subsidiary for its own account on its Pipeline Properties and associated processing facilities; and (d) each such contract shall be with a Lender or an Affiliate of a Lender, or with an unsecured counterparty or have a guarantor of the obligation of the unsecured counterparty who, at the time the contract is made, has long-term obligations rated A or A1 or better, respectively, by S&P or Moody’s.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Properties” means all Property now or hereafter acquired related to the Pipelines and processing facilities including all buildings, structures, fuel separators, processing plants, treatment, dehydration, and fractionation facilities, storage and transportation equipment, liquid extraction plants, compressors, compressor stations, pipeline interconnections, fee lands, pumps, pumping units, field gathering systems, pipes and pipelines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, SCADA systems and software, apparatus, equipment, appliances, tools, implements, surface leases, rights-of-way, permits, licenses, crossing permits, easements and servitudes; all operating agreements, gathering agreements, processing agreements, contracts and other agreements which relate to any of the Pipelines or the gathering, transmission, exchange, processing, hedging and sale of Hydrocarbons through the Pipelines; all Hydrocarbons used as linefill or pad gas in the Pipelines, and all tariffs, rents, issues, profits, proceeds, revenues and other incomes from or attributable to the Pipelines and sale of Hydrocarbons; all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the Pipelines (excluding automotive equipment or other personal property which may be on such premises for the purpose of constructing the Pipelines or for other similar temporary uses), together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Pipelines” means the natural gas transportation systems and gas gathering systems and related processing facilities now owned and operated as gathering systems by the Borrower and its Consolidated Subsidiaries located in the states of Oklahoma, Tennessee and Texas, and all additions thereto, and such other natural gas gathering systems and related processing facilities owned and/or operated by the Borrower and its Consolidated Subsidiaries hereafter.

“Plan” means, collectively, each Employee Benefit Plan and Pension Plan.

“Platform” has the meaning assigned thereto in Section 7.1.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating certain definitions and compliance with any test or financial covenant under this Agreement for any period, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and any retirement of Indebtedness occurring in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant; provided that (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the Capital Stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of an

Investment permitted under Section 9.3, shall be included, and (b) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith, if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided further, that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (x) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (y) are calculated on a basis consistent with GAAP and Regulation S-X of the Securities Act, or as approved by the Administrative Agent; provided further that pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” may include (A) adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Specified Acquisition, and (B) other factors reasonably deemed appropriate by the Administrative Agent, in each case, to the extent that the Borrower delivers to the Administrative Agent (1) a certificate of a Responsible Officer of the Borrower setting forth such operating expense reductions, other operating improvements or synergies or projected revenues and tariffs and (2) information and calculations supporting in reasonable detail such estimated operating expense reductions, other operating improvements or synergies, or revenues and tariffs.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock of another Person.

“Public Lenders” has the meaning assigned thereto in Section 7.1.

“Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized under such refinanced Indebtedness, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 9.1(c), Section 9.1(d) and Section 9.1(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is six months after the Maturity Date, (c) other than with respect to Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 9.1(d), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to

Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Register” has the meaning assigned thereto in Section 12.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolver Facility, as applicable, held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” has the meaning assigned thereto in Section 9.6.

“Revolver Availability Amount” means, as at any date of determination, the excess of the aggregate of Revolving Credit Commitments of Revolving Credit Lenders over the aggregate Revolving Credit Outstandings of Revolving Credit Lenders.

“Revolver Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Annex I hereto, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders as of the Closing Date is $800,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.

“Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment (including New Lenders with an Incremental Revolving Credit Commitment).

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself (or whose government is) the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” has the meaning assigned thereto in Section 6.21.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” mean collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Bank, any counterparty to a Specified Hedging Agreement, the Bank Products Providers, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the date hereof, by and among the Borrower, the other grantors party thereto and Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association), as Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the collective reference to the Security Agreement, the Mortgages, the Guaranty Agreement, and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations (excluding any Specified Hedging Agreement or agreements regarding the provision of Bank Products with the Lenders or any Affiliate of a Lender), in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such regulation is in effect on the date hereof.

“Specified Debt” means Subordinated Indebtedness and any senior or subordinated unsecured notes or other unsecured Indebtedness incurred pursuant to Section 9.1(q).

“Specified Hedging Agreement” means any Hedging Agreement entered into by (a) the Borrower or any Guarantor and (b) a Person who entered into such Hedging Agreement before or while such Person was a Lender or an Affiliate of a Lender, but excluding any additional transactions or confirmations entered into (i) after such Person ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by such Lender or Affiliate of a Lender of such Hedging Agreement to a Person that is not a Lender or an Affiliate of a Lender. No Lender or Affiliate thereof that is a party to a Specified Hedging Agreement shall have any rights in connection with the management or release of any Collateral or of the Obligations of any Credit Party under any Loan Document. For the avoidance of doubt, (x) all Hedging Agreements provided by the Administrative Agent or any of its Affiliates and (y) all Hedging Agreements in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender or Affiliate thereof, shall constitute Specified Hedging Agreements.

“Specified Hedge Obligations” means all existing or future payments and other obligations owing by the Borrower or any Guarantor under any Specified Hedging Agreement.

“Specified Obligations” means, collectively, (a) all Specified Hedge Obligations and (b) all obligations owing by the Borrower or any Guarantor to a Bank Products Provider in respect of Bank Products under clause (b) of the definition of Indebtedness.

“Specified Transactions” means (a) a Material Disposition, (b) a Material Acquisition (c) any incurrence of Indebtedness pursuant to Section 9.1(q) or Section 9.1(s) in a principal amount in excess of $50,000,000, (d) the classification of any asset, business unit, division or line of business with a value in excess of $50,000,000 as a discontinued operation and (e) the Transactions.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of any Credit Party subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Redesignation” has the meaning assigned thereto in Section 7.15.

“Swingline Commitment” means the lesser of (a) $15,000,000 and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“TexStar JVs” means T2 Eagle Ford Gathering Company LLC, a Delaware limited liability company, T2 LaSalle Gathering Company LLC, a Delaware limited liability company, T2 EF Cogeneration Holdings LLC, a Delaware limited liability company, and each of their respective Subsidiaries.

“Threshold Amount” means $40,000,000.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness under the Existing Credit Agreement, (b) the initial Extensions of Credit and (c) the payment of the transaction costs and expenses in connection with items (a) and (b) above.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Unadjusted Consolidated EBITDA” means, for any period, (a) Consolidated EBITDA for such period (without giving effect to the proviso contained at the end of the first paragraph of the definition thereof) minus (b) the Hedging Premiums Add-Back for such period minus (c) the aggregate amount of Capital Expansion Project Add-Backs for such period.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective January, 1994 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“Unrestricted Entity” means (a) Subsidiaries of the Borrower designated as “Unrestricted Entities” by the Borrower pursuant to Section 7.15, (b) Subsidiaries that are joint ventures in which a Credit Party has made an Investment permitted under this Agreement after the date hereof, and (c) each Subsidiary of such Subsidiaries; provided that in no event may any Anadarko JV, any TexStar JV or the Centrahoma JV be an Unrestricted Entity.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(e)(iii).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party or the Administrative Agent.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (d) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Annexes Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited Financial Statements required by Section 7.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, all Financial Statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under GAAP permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

(b) Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any test or financial covenant contained in this Agreement (including for purposes of determining the Applicable Margin) with respect to any period during which any Specified Transaction occurs, such test or financial covenant shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

(c) Notwithstanding GAAP or anything in this Agreement to the contrary, for the purposes of calculating the ratios that are the subject of Article VIII hereof and the components of each of them, all Unrestricted Entities (and their Subsidiaries) and all Consolidated Subsidiaries that are not Guarantors (and their Subsidiaries) (including the assets, liabilities, income, losses, cash flows and elements thereof of each of the foregoing), other than the Anadarko JVs, shall be excluded, except that any cash dividends or distributions paid by any Person to any Credit Party shall be deemed to be income to such Credit Party, as applicable, when received by it whether or not constituting income in accordance with GAAP.

(d) For purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases in a manner consistent with its treatment under generally accepted accounting principles as of the date hereof, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Agreement therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Agreement and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Effect of this Agreement on the Existing Credit Agreement and the Other Existing Loan Documents. Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, this Agreement shall be binding on the Borrower, the Lenders and the other parties hereto and the provisions of the Existing Credit Agreement shall be replaced by the provisions of this Agreement; provided, that (a) the Existing Obligations of the Borrower and the other Credit Parties under the Existing Credit Agreement and the Existing Loan Documents (in each case, as further amended from time to time) that remain unpaid and outstanding as of the date of this Agreement shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (b) all Existing Letters of Credit shall continue as Letters of Credit under this Agreement, (c) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations and the Obligations of the Borrower and the other Credit Parties under this Agreement and the other Loan Documents, and (d) any Person entitled to the benefits of Sections 4.06, 5.01, 11.05 and 12.03 of the Existing Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of this Agreement. Upon the effectiveness of this Agreement, each Loan Document that was in effect immediately prior to the date of this Agreement (as amended, restated or otherwise modified on the date hereof) shall continue to be effective and, unless the context otherwise requires, any reference to the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender plus such Revolving Credit Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.1 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 10.1(h) or (i) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a

Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.2, the Swingline Lender shall not be obligated to make any Swingline Loans at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements satisfactory to it to eliminate the Swingline Lender’s risk with respect to any such Defaulting Lender’s funding obligations hereunder. If any Lender becomes a Defaulting Lender, and any Swingline Loans remain outstanding at such time, then all or any part of such Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent (i) the sum of all Non-Defaulting Lenders’ Revolving Credit Outstandings does not exceed the total of all Non-Defaulting Lenders’ Commitments and (ii) the conditions set forth in Section 5.2 (other than clause (c) thereof) are satisfied at such time. If the reallocation described in the foregoing sentence cannot, or can only partially, be effected, within five (5) Business Days of written demand by the Swingline Lender or the Administrative Agent, the Borrower shall prepay the Swingline Loans in an amount equal to such Defaulting Lender’s Revolving Credit Commitment Percentage of all outstanding Swingline Loans.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans, in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans, in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan, whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. To the extent that the Notice of Borrowing does not specify the account into which a borrowing should be deposited, the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b)(ii) (but, in any event, no later than the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that a notice of prepayment in connection with a termination of the Revolving Credit Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice (unless such notice is revoked as set forth above or amended by the Borrower prior to the payment date set forth in such notice). Partial prepayments shall be (A) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (B) with respect to LIBOR Rate Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (C) with respect to Swingline Loans, $100,000 or a whole multiple of $100,000 in excess thereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(c) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(d) Hedging Agreements. No repayment or prepayment pursuant to this Section 2.4 shall affect any of the Borrower’s obligations under any Hedging Agreement.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction pursuant to Section 2.5(a) shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate L/C Obligations then outstanding. Such cash collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral reasonably satisfactory to the Administrative Agent for all L/C Obligations (provided that the amount of such cash collateral shall not exceed 102% of any outstanding L/C Obligations)) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolver Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6 Mandatory Prepayments. The Loans shall be prepaid as follows:

(a) Revolving Credit Outstandings Exceed Revolving Credit Commitments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to the aggregate L/C Obligations then outstanding (such cash collateral to be applied in accordance with Section 10.2(b)).

(b) Debt Issuances. The Borrower shall prepay the outstanding principal amount of Loans in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance by the Borrower or any of its Consolidated Subsidiaries not permitted pursuant to this Agreement. Such prepayment shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(c) Asset Dispositions. The Borrower shall prepay the outstanding principal amount of Loans in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by any Credit Party. Such prepayments shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party; provided that (A) so long as no Default or Event of Default has occurred and is continuing, no prepayments of aggregate Net Cash Proceeds from Asset Dispositions shall be required hereunder to the extent such Net Cash Proceeds are reinvested in replacement assets useful in the ordinary course of the business of the Borrower and its Consolidated Subsidiaries within three hundred sixty (360) days after receipt of such Net Cash Proceeds by the Borrower or such Subsidiary (which reinvestment period may be extended for one hundred eighty (180) days if a commitment for reinvestment is entered into by the Borrower or a Consolidated Subsidiary during such original three hundred sixty (360) day period); provided, however, that any portion of the Net Cash Proceeds not actually reinvested within the applicable time period shall be prepaid in accordance with this Section 2.6 and (B) no prepayments of the Loans shall be required in connection with Asset Dispositions permitted pursuant to Section 9.5 (other than Asset Dispositions pursuant to Section 9.5(k)).

(d) Insurance and Condemnation Events. The Borrower shall prepay the outstanding principal amount of Loans in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by any Credit Party. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments of Net Cash Proceeds from Insurance and Condemnation Events shall be required hereunder to the extent such Net Cash Proceeds are reinvested within three hundred sixty (360)

days after receipt of such Net Cash Proceeds by the Borrower or any of its Consolidated Subsidiaries in replacements assets useful in the ordinary course of the business of the Borrower and its Consolidated Subsidiaries (which reinvestment period may be extended for one hundred eighty (180) days if a commitment for reinvestment is entered into by the Borrower or a Consolidated Subsidiary during such original three hundred sixty (360) day period); provided, however, that any portion of the Net Cash Proceeds not actually reinvested within the applicable time period shall be prepaid in accordance with this Section 2.6.

(e) Notice; Manner of Payment. Upon the occurrence of any event triggering a prepayment requirement under this Section 2.6, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.

SECTION 2.7 Termination of Revolver Facility. The Revolver Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the Issuing Bank; provided, that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (A) be denominated in Dollars, (B) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (C) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Agreement or other documentation acceptable to the Issuing Bank), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date and (D) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Agreement or as determined by the Issuing Bank and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 3.1, the Issuing Bank shall not be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Bank has entered into arrangements reasonably satisfactory to it to eliminate the Issuing Bank’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder, including by cash collateralizing such Defaulting Lender’s Revolving Credit Commitment Percentage of the liability with respect to such Letter of Credit. If any Lender becomes a Defaulting Lender, and any L/C Obligations exist at such time, then all or any part of such L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent (i) the sum of all Non-Defaulting Lenders’ Revolving Credit Outstandings does not exceed the total of all Non-Defaulting Lenders’ Commitments and (ii) the conditions set forth in Section 5.2 (other than clause (c) thereof) are satisfied at such time. If the reallocation described in the foregoing sentence cannot, or can only partially, be effected, on demand by the Issuing Bank or the Administrative Agent, the Borrower shall cash collateralize each Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank. Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Letters of Credit. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Revolving Credit Commitment Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender pursuant to the terms of this Section 3.1 and any amount remaining in such account after the reimbursement of such amounts shall be promptly returned to the Borrower.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at the Administrative Agent’s Office a Letter of Credit Agreement therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request. Upon receipt of any Letter of Credit Agreement, the Issuing Bank shall process such Letter of Credit Agreement and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Agreement therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Borrower. The Issuing Bank shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank and the L/C Participants (other than a Defaulting Lender), a letter of credit commission with respect to each Letter of Credit in the amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis), provided that each Letter of Credit bear a minimum commission of $500. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Fronting Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, a fronting fee with respect to each Letter of Credit at a rate per annum of 12.5 basis points (0.125%). Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit, the Issuing Bank shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Bank the amount specified on the applicable due date. If any such amount is paid to the Issuing Bank after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Bank with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Bank of the unreimbursed amounts described in this Section 3.4, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the Issuing Bank within 5 Business Days of when the Issuing Bank notifies the Borrower in writing of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Bank in connection with such payment. Unless the Borrower shall notify the Issuing Bank within one Business Day of receipt of such written notice from the Issuing Bank that the Borrower intends to reimburse the Issuing Bank for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Bank in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Bank for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Bank for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Bank as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Bank and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final non-appealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Bank or any L/C Participant to the Borrower. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Agreement. To the extent that any provision of any Letter of Credit Agreement related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders, twelve (12) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

(iv) no Interest Period shall extend beyond the Maturity Date and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make without payment of any amounts pursuant to Section 4.9.

(c) Post-Default Rate. Subject to Section 10.3, immediately and automatically upon the occurrence and during the continuance of an Event of Default under

Section 10.1(a), (b), (h) or (i), (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans; provided that Defaulting Lenders shall not be entitled to such increased interest rates. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each fiscal quarter commencing September 30, 2014; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. The Borrower shall have the option to (a) provided that no Event of Default has occurred and is then continuing, convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) provided that no Event of Default has occurred and is then continuing, continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E. (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan; provided, that if the Borrower shall fail to give any required Notice of Conversion/Continuation with respect to any LIBOR Rate Loan then, so long as no Event of Default has occurred and is continuing, such Loan shall be automatically continued as LIBOR Rate Loans with an Interest Period of one month on the last day of such then expiring Interest Period. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 4.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders (other than any Defaulting Lender), a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Commitment Fee Rate on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any). The Commitment Fee shall be payable in arrears on the last Business Day of each fiscal quarter during the term of this Agreement commencing September 30, 2014 and ending on the Maturity Date. Such Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 4.4 Manner of Payment.

(a) Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. Charlotte, North Carolina time on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. Charlotte, North Carolina time shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Bank’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Bank or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender or received by the Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment, on a pro rata basis, of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Letters of Credit in accordance with Section 3.1(b); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize such Defaulting Lender’s Revolving Credit Commitment Percentage of future Letters of Credit issued under this Agreement, in accordance with Section 3.1(b); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any final judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all each Revolving Credit Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to any reallocations made pursuant to Section 2.2(c) or Section 3.1(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral in accordance with this Section 4.4(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in Section 4.5(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law and in accordance with this Agreement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing, or with respect to same day borrowings prior to 11:00 a.m. on the date of such borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Revolving Credit Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans.

SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue a LIBOR Rate Loan or convert a Base Rate Loan to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor including without limitation due to any assignment required by the Borrower pursuant to Section 4.12(b) hereof. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Bank, the Borrower shall promptly pay to any such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered (but only to the extent the applicable Lender or Issuing Bank is imposing such charges or additional amounts on other similarly situated borrowers under credit agreements similar to this Agreement).

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.10 and delivered to the Borrower shall be conclusive absent manifest error; provided that such amount shall have been determined on a reasonable basis. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 4.10 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.11) the Administrative Agent, the applicable Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, for the full amount of any Indemnified Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Administrative Agent, any Lender or the

Issuing Bank for any amount in respect of any such penalties, interest or reasonable expenses if written demand therefor was not made by the Administrative Agent, such Lender or the Issuing Bank within 180 days from the date on which such party makes payment for such penalties, interest or expenses; provided further that the foregoing limitation shall not apply to any such penalties, interest or reasonable expenses arising out of the retroactive application of any such Indemnified Tax. Any payment pursuant to such indemnification shall be made within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent and upon the expiration or obsolescence of any such form previously delivered hereunder, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; and

(v) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) FATCA. If a payment made to a Lender under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.11(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.

(i) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.10 relating to the maintenance of the Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).

SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section

4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment unless the Borrower has exercised its right to replace such Lender pursuant to Section 4.12(b).

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender is a Defaulting Lender hereunder or becomes a Non-Consenting Lender, or if any Lender gives notice pursuant to Section 4.8(b) that it is unable to lend at the LIBOR Rate (and Required Lenders have not given such notice), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.10;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply; or

(y) so long as no Default or Event of Default has occurred and is continuing, terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (1) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an Issuing Bank, repay all Obligations of the Borrower owing to such Issuing Bank relating to the Loans and participations held by the Issuing Bank as of such termination date other than any Obligations pertaining to any Subject Letters of Credit (as defined below).

Notwithstanding anything to the contrary contained above in this Section 4.12, unless the Issuing Bank is removed and replaced with a successor Issuing Bank at the time the Borrower exercises its rights under this Section 4.12, any Issuing Bank having undrawn Letters of Credit issued by it (the “Subject Letters of Credit”) whose Commitments and Obligations are to be repaid or terminated pursuant to the foregoing provisions of this Section 4.12 shall (x) remain a party hereto until the expiration or termination of the Subject Letters of Credit, (y) not issue (or be required to issue) any further Letters of Credit hereunder and (z) continue to have all rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents solely with respect to the Subject Letters of Credit until all of the Subject Letters of Credit have expired, been terminated or become subject to a “backstop” letter of credit reasonably satisfactory to such Issuing Bank, but excluding any consent rights as an Issuing Bank under Section 4.12).

SECTION 4.13 Security. The Obligations of the Borrower shall be secured as provided in the Security Documents.

SECTION 4.14 Incremental Loans. At any time prior to the Maturity Date, as applicable, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (i) incremental revolving credit commitments (any such incremental revolving credit commitment, an “Incremental Revolving Credit Commitment”) to make incremental revolving credit loans (any such incremental revolving credit loan, an “Incremental Revolving Credit Loan”) and/or (ii) incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Commitment”, and together with any Incremental Revolving Credit Commitment, the “Incremental Commitments”) to make incremental term loans (any such incremental term loan, an “Incremental Term Loan”, and together with any Incremental Revolving Credit Loan, the “Incremental Loans”; provided that no Incremental Loan shall result in the sum of the Revolving Credit Commitments and the Incremental Term Loans being more than $1,050,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Commitment shall be effective, which (x) in the case of a request for Incremental Revolving Credit Commitments, shall be a date not less than five (5) Business Days after the date on which such notice is delivered to Administrative Agent and (y) in the case of a request for Incremental Term Commitments, shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent and shall specify the amount of the Incremental Revolving Credit Commitment and Incremental Term Commitment being requested by the Borrower. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Commitment (any such Person, a “New Lender”). Any Lender or any New Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any Incremental Commitment shall become effective as of such Increased Amount Date; provided that:

(a) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (i) any Incremental Commitment and (ii) to the extent occurring substantially simultaneously with the increase in Revolving Credit Commitments or the provision of Incremental Term Commitments, (A) the making of any tranche of Incremental Revolving Credit Loans or Incremental Term Loans pursuant thereto and (B) any acquisition permitted under Section 9.3(f) consummated in connection therewith;

(b) the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating that the Borrower will be in compliance on a Pro Forma Basis with the financial covenants set forth in Article VIII both before and after giving effect to (i) any Incremental Commitment (and assuming for these purposes that Incremental Loans are made to the full extent of the Incremental Commitments) and (ii) to the extent occurring substantially simultaneously with the increase in Revolving Credit Commitments or the provision of Incremental Term Commitments, (A) the making of any tranche of Incremental Revolving Credit Loans or Incremental Term Loans pursuant thereto and (B) any acquisition permitted under Section 9.3(f) consummated in connection therewith;

(c) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers contained in such representations and warranties) with the same effect as though such representations and warranties had been made on and as of such Increased Amount Date (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(d) the proceeds of any Incremental Loans shall be used for general corporate purposes of the Credit Parties (including any acquisition permitted under Section 9.3(f));

(e) each Incremental Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(f) in the case of each Incremental Revolving Credit Loan (the terms of which shall be set forth in the relevant Incremental Facility Amendment):

(i) such Incremental Revolving Credit Loans shall mature on the Maturity Date, shall bear interest at the rate applicable to the Revolving Credit Loans and shall be subject to the same terms and conditions as the Revolving Credit Loans; and

(ii) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the New Lenders providing such Incremental Revolving Credit Loans) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the New Lenders providing such Incremental Revolving Credit Loans) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment);

(iii) any Incremental Revolving Credit Lender with an Incremental Revolving Credit Commitment shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility, shall be included in any determination of Required Lenders and will not constitute a separate class and any Extensions of Credit made in connection with each Incremental Revolving Credit Commitment shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(g) in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Incremental Facility Amendment):

(i) such Incremental Term Loan shall not mature earlier than the Maturity Date;

(ii) such Incremental Term Loan shall not require any scheduled principal or amortization payments in excess of 1% of the original principal balance of such Incremental Term Loan per year;

(iii) the interest rate and amortization schedule (subject to clause (g)(ii) above) applicable to any Incremental Term Loans shall be determined by the Borrower, the Administrative Agent, and the applicable Incremental Lenders; and

(iv) except as provided in the Incremental Facility Amendment, the Incremental Term Loans shall be subject to the same terms and conditions as the Revolving Credit Loans;

(h) such Incremental Commitments shall be effected pursuant to one or more amendments to this Agreement reasonably satisfactory to the parties thereto (each, an “Incremental Facility Amendment”), executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 4.14) and upon the execution of such Incremental Facility Amendment, each applicable Incremental Lender shall become a Lender hereunder; and

(i) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing the Incremental Commitment) reasonably requested by Administrative Agent in connection with any such transaction.

(j) Within a reasonable time after the effectiveness of any Incremental Facility Amendment, the Administrative Agent shall, and is hereby authorized and directed to, revise Annex I to reflect such increase and shall distribute such revised Annex I to each of the Lenders and the Borrower, whereupon such revised Annex I shall replace the old Annex I and become part of this Agreement.

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of such Person contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the conditions set forth in Section 5.1 and Section 5.2, as applicable, has been satisfied.

(ii) Certificate of Secretary of each Credit Party. A certificate of the secretary or assistant secretary of each Credit Party and the General Partner certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party (or the General Partner, as applicable) executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party (or the General Partner, as applicable) and all amendments thereto, certified as of a recent date by the appropriate

Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party (or the General Partner, as applicable) as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party (or the General Partner, as applicable) authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party and the General Partner under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iv) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Arranger and the Lenders, a favorable written opinion of (i) Paul Hastings LLP, special counsel for the Credit Parties and the General Partner and (ii) each local counsel listed on Schedule 5.1(b)(iv), in each case, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent, the Arranger and the Lenders and (C) in a form reasonably satisfactory to the Administrative Agent.

(v) Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 4.11(e).

(c) Collateral.

(i) Filings and Recordings. The Collateral Agent shall have received all filings and recordations, including, without limitation, (A) all UCC financing statements in appropriate form for filing in the applicable government UCC filing offices or evidence, reasonably satisfactory to the Collateral Agent, that such filings have been completed, (B) filings with the United States Patent and Trademark Office and United States Copyright Office or evidence, reasonably satisfactory to the Collateral Agent, that such filings have been completed, (C) all Mortgages with respect to the Pipeline Properties owned as of the Closing Date, each duly executed and acknowledged by the applicable Credit Party and in form for recording in the applicable jurisdiction, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent, and (D) and such other documents that are necessary to perfect the security interests of the Collateral Agent, on behalf of the Secured Parties, in the Collateral and the Collateral Agent shall have received evidence reasonably satisfactory to it that upon such filings and recordations the security interests created or purported to be created by the Security Documents will constitute valid and perfected first priority Liens thereon (subject to Excepted Liens).

(ii) Pledged Collateral. The Collateral Agent shall have received, to the extent not previously delivered (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, (B) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof and (C) all other certificates, agreements, or instruments necessary to perfect the Collateral Agent’s security interest in the Collateral.

(iii) Lien Search. The Collateral Agent shall have received the results of UCC, judgment, pending litigation, bankruptcy, tax and intellectual property searches, in form and substance reasonably satisfactory thereto that name any Credit Party as Debtor under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which any Credit Party is organized and such other searches that the Collateral Agent deems necessary, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Excepted Liens).

(iv) Hazard and Liability Insurance. The Collateral Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each, and all such insurance shall (i) name the Collateral Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), (ii) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (iii) if requested by the Collateral Agent, copies (certified by a Responsible Officer of the Borrower) of insurance policies in form and substance reasonably satisfactory to the Collateral Agent.

(v) Title Information. The Collateral Agent shall have received title information and such other affidavits, documents, certificates and instruments as shall be reasonably requested by the Collateral Agent in form and substance satisfactory to the Collateral Agent in its sole discretion with respect to such Credit Party’s interests in the Pipeline Properties owned by the Credit Parties as of the Closing Date. The Collateral Agent acknowledges that, as of the Closing Date, it is satisfied with the information provided with respect to the status of the Credit Parties’ title to their respective Pipeline Properties.

(d) Matters Relating to Flood Hazard Properties. As of the Closing Date, the Collateral Agent shall have received a life of loan flood hazard determination with respect to all Pipeline Properties on which there exists a “Building” as defined by the Federal Emergency Management Agency in connection with the National Flood Insurance Program (a “Building”) together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Parties and if such real property is located in a special flood hazard area, evidence of flood insurance in such amounts as are acceptable to the Collateral Agent (the “Flood Certificates”), together with such certificates as may be reasonably requested by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent.

(e) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(f) Compliance Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the covenants contained in Article VIII.

(g) Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder, (B) to the extent Borrower received a written invoice not less than three (3) business days prior to the Closing Date, all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents, to the extent Borrower received a written invoice not less than three (3) business days prior to the Closing Date.

(h) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed, in each case, to the extent Revolving Credit Loans are being requested to be funded on the Closing Date.

(ii) No Material Adverse Effect. Since December 31, 2013, there shall not have occurred a Material Adverse Effect.

(iii) Patriot Act. The Borrower and each of the Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Act.

(iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

SECTION 5.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Bank to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except (i) for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date and (ii) to the extent any such representation and warranty is qualified by materiality or Material Adverse Effect or similar reference, such representation and warranty (as so qualified) shall be true and correct in all respects.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, provided that each of the representations and warranties set forth in this Article VI that are applicable to any of the TexStar JVs shall be deemed made to the knowledge of the Borrower, that:

SECTION 6.1 Corporate Existence. Each of the Borrower and its Consolidated Subsidiaries: (i) is a corporation, limited liability company or limited partnership duly organized, formed, legally existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (ii) has all requisite organizational power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would reasonably be expected to have a Material Adverse Effect. The jurisdictions in which each the Borrower and its Consolidated Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1.

SECTION 6.2 Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 6.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries (other than the Borrower) consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.2. All outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.2. The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries (other than the Borrower) and the number of shares owned by each as of the Closing Date are described on Schedule 6.2. The Borrower and each Consolidated Subsidiary of the Borrower has good and marketable title to all Capital Stock of the Subsidiaries issued to it, free and clear of all liens and encumbrances other than Excepted Liens. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of any Credit Party or any Subsidiary thereof (other than the Borrower), except as described on Schedule 6.2.

SECTION 6.3 Authority. The Borrower and each Credit Party has all necessary organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party have been duly authorized by all necessary organizational action on its part; and the Loan Documents constitute the legal, valid and binding obligations of each Credit Party, enforceable in accordance with their terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

SECTION 6.4 No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof, will (a) conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under (i) the respective charter, limited partnership agreement, articles of organization or by-laws of the Borrower or any of its Consolidated Subsidiaries, or (ii) any Applicable Law, or any material agreement to which the Borrower or any of its Consolidated Subsidiaries is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement, except, in the case of this clause (ii), where any such failure to obtain a consent or conflict or any breach or default would not reasonably be expected to have a Material Adverse Effect or (b) result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of any such agreement, other than the Liens created by the Loan Documents, except Excepted Liens.

SECTION 6.5 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party or for the validity or enforceability thereof, except for the recording and filing of the applicable Security Documents as required by this Agreement.

SECTION 6.6 Compliance with Laws. None of the Borrower or any of its Consolidated Subsidiaries has violated any Applicable Law or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would not reasonably be expected to have a Material Adverse Effect. Except for such acts or failures to act as would not reasonably be expected to have a Material Adverse Effect, the Pipeline Properties of the Borrower and its Consolidated Subsidiaries (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Applicable Laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of and forming a part of the Pipeline Properties.

SECTION 6.7 Tax Returns and Payments. Each Credit Party and each Consolidated Subsidiary thereof have filed all Tax returns which are required to be filed by them, or otherwise obtained appropriate extensions to file, and have paid all Taxes due and payable pursuant to such returns or pursuant to any assessment received by such Credit Party or any of its Consolidated Subsidiaries, except (a) such Taxes that are being contested in good faith by appropriate proceedings and for which the Credit Party or any of its Consolidated Subsidiaries, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) any amount or return the failure of which to pay or file would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of each Credit Party and its Consolidated Subsidiaries in respect of Taxes are adequate. There are no Liens on any of the assets of the Credit Parties or their Consolidated Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

SECTION 6.8 Intellectual Property Matters. Each Credit Party and each Consolidated Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Consolidated Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.9 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions would not reasonably be expected to have a Material Adverse Effect):

(a) Neither any Property of the Borrower or any of its Consolidated Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) Without limitation of clause (a) above, no Property of the Borrower or any of its Consolidated Subsidiaries nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and its Consolidated Subsidiaries, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower and its Consolidated Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) To the knowledge of the Borrower, all hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower and its Consolidated Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) The Borrower and its Consolidated Subsidiaries have taken all steps reasonably necessary to determine and have determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower and its Consolidated Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and

(f) To the extent applicable, all Property of the Borrower and its Consolidated Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the Oil Pollution Act of 1990 (“OPA”) or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

SECTION 6.10 Employee Benefit Matters.

(a) Each of the Borrower and its Consolidated Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c) No act, omission or transaction has occurred which could result in imposition on any of the Borrower or any of its Consolidated Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No contingent obligations remain due to the termination of any Plan (other than a defined contribution plan) or any trust created under any such Plan. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any of its Consolidated Subsidiaries or any ERISA Affiliate has been or is expected by any Credit Party, any Consolidated Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Borrower, any of its Consolidated Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no failure to satisfy the funding standard under section 302 of ERISA and section 412 of the Code, whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of each of the Borrower’s and its Consolidated Subsidiaries’ most recently ended Fiscal Year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) None of the Borrower, any of its Consolidated Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of its Consolidated Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) None of the Borrower, any of its Consolidated Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i) None of the Borrower, any of its Consolidated Subsidiaries or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

SECTION 6.11 Margin Stock. The proceeds of the Loan shall be used for general corporate purposes (including, without limitation, Permitted Acquisitions and Investments and Restricted Payments permitted by this Agreement). Neither the Borrower nor any of its Consolidated Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

SECTION 6.12 Government Regulation. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended).

SECTION 6.13 Compliance with Material Agreements. None of the Borrower or any of its Consolidated Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement to which the Borrower or any of its Consolidated Subsidiaries is a party or by which the Borrower or any of its Consolidated Subsidiaries is bound, except for any such default that would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.14 Financial Statements.

(a) The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2013, the related consolidated statement of income, partners’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the Fiscal Year ended on said date, heretofore furnished to each of the Lenders, are complete and correct and fairly present in all material respects the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at said date and the results of its operations for the Fiscal Year on said date, all in accordance with GAAP, as applied on a consistent basis. Except as reflected or referred to in such Financial Statements, neither the Borrower nor any Consolidated Subsidiary has on the Closing Date any material Indebtedness, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2014, the related consolidated statement of income, partners’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the three month period ended on said date, heretofore furnished to each of the Lenders, are complete and correct and fairly present in all material respects the assets, liabilities and financial position of the Borrower and its Consolidated Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited Financial Statements) all in accordance with GAAP, as applied on a consistent basis.

(c) Any projections of balance sheets, income statements and cash flow statements delivered by or on behalf of the Borrower and delivered to the Lenders prior to the Closing Date have been prepared in good faith by management of the Borrower, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, it being recognized by the Administrative Agent and the Lenders that such projections as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.

SECTION 6.15 No Material Adverse Change. Since December 31, 2013, no event has occurred or condition arisen, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.

SECTION 6.16 Solvency. The Borrower and its Consolidated Subsidiaries on a consolidated basis are not insolvent as such term is used and defined in the United States Bankruptcy Code.

SECTION 6.17 Titles to Properties and Liens.

(a) Each of the Borrower and its Consolidated Subsidiaries has good, sufficient and clear title to its Pipeline Properties and the other Collateral, free and clear of (i) all Liens, except Excepted Liens and (ii) all adverse possession or abandonment claims that would materially interfere with its ability to conduct its business;

(b) The “Mortgaged Property” descriptions under the Mortgages describe substantially all of the material Pipeline Properties presently owned by Credit Parties;

(c) All leases, rights of way, permits, licenses and agreements necessary for the conduct of the business of the Borrower and its Consolidated Subsidiaries are valid and subsisting, in full force and effect (except for any failure that would not reasonably be expected to have a Material Adverse Effect) and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease rights of way, permits, licenses, which would reasonably be expected to have a Material Adverse Effect; and

(d) All of the assets and Properties of the Borrower and its Consolidated Subsidiaries which are reasonably necessary for the operation of its business are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards, except to the extent the failure to be in such condition or so maintained would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.18 Insurance. Schedule 6.18 attached hereto contains an accurate and complete description of all material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by or on behalf of the Credit Parties as of the Closing Date. All such policies are in full force and effect as of the Closing Date. The Borrower believes that the insurance owned, maintained or held by or on behalf of the Borrower and its Consolidated Subsidiaries provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and its Consolidated Subsidiaries.

SECTION 6.19 [Intentionally Omitted].

SECTION 6.20 Litigation. There is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Credit Parties, threatened against or affecting the Borrower or any of its Consolidated Subsidiaries, except for proceedings, investigations and other actions which are fully covered by insurance (except for normal deductibles), or which would not be reasonably expected to have a Material Adverse Effect.

SECTION 6.21 OFAC; Anti-Corruption Laws; and Sanctions. None of the Borrower, any of its Subsidiaries or any current director, officer, employee or agent of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (a) the subject or target of any sanctions or trade embargoes administered or enforced by OFAC, the U.S. Department of Treasury or the U.S. Department of State (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. The Borrower, its Subsidiaries and their respective current officers and employees and, to the knowledge of the Borrower, its current directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective current directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 6.22 Investment Bankers’ and Similar Fees. No Credit Party has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions other than pursuant to the Engagement Letter.

SECTION 6.23 Location of Business and Offices. Each Credit Party’s principal place of business and chief executive offices are located at the addresses set forth in Schedule 6.23 as of the date hereof.

SECTION 6.24 Relationship of Credit Parties. The Credit Parties are engaged in related businesses and each Credit Party is directly and indirectly dependent upon each other Credit Party for and in connection with their business activities and their financial resources; and each Credit Party has determined, reasonably and in good faith, that such Credit Party will receive substantial direct and indirect economic and financial benefits from the Extensions of Credit made under this Agreement, and such extensions of credit are in the best interests of such Credit Party, having regard to all relevant facts and circumstances.

SECTION 6.25 Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Excepted Liens) on all right, title and interest of the Borrower and the Guarantors in the Collateral described therein. Except for filings and actions completed on or prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens.

SECTION 6.26 Disclosure. To the Borrower’s knowledge, no written information, statement, exhibit, certificate, document or report (other than projected financial information and general economic and industry information) furnished to the Administrative Agent and the Lenders (or any of them) by the Borrower and its Consolidated Subsidiaries in connection with the negotiation of this Agreement, when taken as a whole, contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared, it being understood that such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, and no assurance can be given that any of the projections will be realized, and that actual results may vary materially from the projections.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Commitments terminated, each Credit Party will:

SECTION 7.1 Reporting Requirements. The Credit Parties shall deliver, or shall cause to be delivered, to the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event within the earlier of (i) the date the Borrower is required to file the same with the SEC (or would be required to file if it were subject to SEC reporting requirements to the same extent it is subject as of the Closing Date) and (ii) 90 days after the end of each Fiscal Year, the audited consolidated statements of income, partners’ equity, changes in financial position and cash flow for each of the Borrower and its Consolidated Subsidiaries for such Fiscal Year, and the related consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year, and setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Administrative Agent which opinion shall state that said Financial Statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such Fiscal Year and that such Financial Statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception (other than an exception or explanatory paragraph with respect to the maturity of any Indebtedness for an opinion delivered in the fiscal year in which such Indebtedness matures or any impending Default under Sections 8.1, 8.2 or 8.3), but shall contain a certification stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default under Sections 8.1, 8.2 or 8.3.

(b) Quarterly Financial Statements. As soon as available and in any event within the earlier of (i) the date the Borrower is required to file the same with the SEC (or would be required to file if it were subject to SEC reporting requirements to the same extent it is subject as of the Closing Date) and (ii) 45 days after the end of each of the first three fiscal quarters of each of its Fiscal Year for the Borrower and its Consolidated Subsidiaries, unaudited consolidated statements of income, partners’ equity, changes in financial position and cash flow of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective Fiscal Year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said Financial Statements fairly present in all material respects the consolidated and consolidating financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes).

(c) Notice of Default, Etc. Promptly after any Responsible Officer of Credit Party obtains actual knowledge that any Default or Event of Default has occurred, a notice of such Default or Event of Default, describing the same in reasonable detail and the action the Borrower or such Consolidated Subsidiary proposes to take with respect thereto.

(d) [Intentionally Omitted].

(e) Regulatory Filings, Etc. Promptly upon the written request of the Administrative Agent, each material report, notice, request, application, or other material filing or material communication that is filed by the Borrower with or received by the Borrower from the Federal Energy Regulatory Commission or any successor agency, in each case, after the Closing Date.

(f) Hedging Agreements. As soon as available and in any event within fifteen Business Days after the last day of each fiscal quarter, a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and its Consolidated Subsidiaries (other than the TexStar JVs), the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counter party to each such agreement.

(g) Annual Budget. As soon as practicable and in any event within sixty (60) days following the beginning of each Fiscal Year, an annual operating and capital budget.

(h) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower and its Consolidated Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent (for itself or on behalf of a Lender) may reasonably request; provided, however, that information with respect to the TexStar JVs shall only be required to the extent reasonably available to the Borrower.

(i) Compliance Certificate. The Borrower will furnish to the Administrative Agent, within ten (10) days after the date it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit F. executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 8.1, 8.2 and 8.3, as of the end of the respective fiscal quarter or Fiscal Year (which computations shall include reasonably detailed computations of any Capital Expansion Project Add-Backs applicable to such period).

(j) Notice of Material Insurance and Condemnation Events and Material Asset Dispositions. Promptly after the occurrence of any Insurance and Condemnation Event or Asset Disposition, in either case involving Net Cash Proceeds on an aggregate amount in excess of $25,000,000, notice of such Insurance and Condemnation Event or Asset Disposition that reasonably describes such Insurance and Condemnation Event or Asset Disposition, as applicable.

(k) Certificate of Responsible Officer – Consolidating Information. If, at any time, there exist any Unrestricted Entities or Consolidated Subsidiaries of the Borrower that are not Guarantors, then concurrently with any delivery of financial statements under Section 7.1(a) and Section 7.1(b), a certificate of a Responsible Officer setting forth consolidating spreadsheets that show all Unrestricted Entities and Consolidated Subsidiaries that are not Guarantors and the eliminating entries, in such form as is reasonably acceptable to the Administrative Agent.

Documents required to be delivered pursuant to this Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 7.1(i) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the

“Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”; provided that the information provided by Borrower pursuant to Section 7.1(g) shall not be distributed to Public Investors. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 7.2 Litigation. Promptly after any Responsible Officer of a Credit Party obtains actual knowledge thereof, the Credit Parties shall promptly give to the Administrative Agent notice of any litigation or proceeding against or adversely affecting the Borrower or any of its Consolidated Subsidiaries that would reasonably be expected to have a Material Adverse Effect or that involves the Loan Documents or the transactions contemplated hereby (other than claims made in respect of real property that would not reasonably be expected to have a Material Adverse Effect).

SECTION 7.3 Maintenance, Etc.

(a) Generally. Except as permitted under Section 9.4, each of the Borrower and its Consolidated Subsidiaries (other than the TexStar JVs) shall (i) (A) preserve and maintain its organization existence and (B) preserve and maintain all of its material rights, privileges and franchises (except, in the case of this clause (B), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect); (ii) keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; (iii) upon reasonable prior written notice, permit representatives of the Administrative Agent or any Lender (coordinated through and together with the Administrative Agent), during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be) (provided, however, so long as no Event of Default exists, only one (1) visit per fiscal year shall be at the expense of the Credit Parties); and (iv) keep, or cause to be kept, insured by financially sound and reputable insurers all Collateral of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available.

(b) Proof of Insurance. Contemporaneously with the delivery of the Financial Statements required by Section 7.1(a) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance reasonably satisfactory to the Administrative Agent listing Administrative Agent as “loss payee” and “additional insured” and, if requested, will furnish the Administrative Agent copies of the applicable policies.

(c) Pipeline Properties. The Borrower shall and shall cause each of its Consolidated Subsidiaries (other than the TexStar JVs) to cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Pipeline Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Pipeline Properties and other material Properties will be fully preserved and maintained, (x) except to the extent that the wells and field to which such portions of the Pipelines are connected are no longer producing Hydrocarbons in economically reasonable amounts, (y) except that the foregoing shall not apply to Pipeline Properties that are not gathering Hydrocarbons on a regular basis and (z) except where the failure to do so would not reasonably be excepted to have a Material Adverse Effect. The Borrower shall and shall cause each of its Consolidated Subsidiaries (other than the TexStar JVs) to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the rights of way, licenses, leases or other agreements affecting or pertaining to its Pipeline Properties, except for amounts that any Credit Party contests in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP or except where the failure to pay such amounts would not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the rights of way, deeds, leases, subleases, contracts and agreements affecting its interests in its Pipeline Properties and other material Properties, except where the failure to perform would not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect, and (iii) will do all other things necessary to keep unimpaired, except for Excepted Liens, its rights with respect to its Pipeline Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent that the wells and field to which such portions of the Pipelines are connected are no longer producing Hydrocarbons in economically reasonable amounts and except for dispositions and transfers permitted by Section 9.5. The Borrower shall and shall cause each of its Consolidated Subsidiaries (other than the TexStar JVs) to operate its Pipeline Properties and other material

Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Applicable Laws, except where the failure to so operate would not reasonably be expected to have a Material Adverse Effect.

(d) Flood Insurance. Obtain flood insurance in such total amount as the Collateral Agent or the Required Lenders may from time to time require, if at any time the area in which a Building located on any real property encumbered by a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 7.4 Environmental Matters.

(a) Establishment of Procedures. The Borrower shall and shall cause each of its Consolidated Subsidiaries (other than the TexStar JVs) to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following would not reasonably be expected to have a Material Adverse Effect: (i) all Property of the Borrower and its Consolidated Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Consolidated Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no Hydrocarbons, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b) Notice of Action. Promptly after any Responsible Officer of a Credit Party obtains actual knowledge thereof, the Borrower shall and shall cause each of its Consolidated Subsidiaries (other than the TexStar JVs) to promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws, excluding any action, investigation or inquiry which would not reasonably be expected to have a Material Adverse Effect.

(c) Future Acquisitions. In the event environmental remediation costs that would reasonably be expected to have a Material Adverse Effect are identified in respect of any acquisition of Pipeline Properties or other material Properties, the Borrower shall notify the Administrative Agent in writing thereof and, upon the written request of the Administrative Agent, the Borrower and its Consolidated Subsidiaries (other than the TexStar JVs) will provide environmental audits and tests in form and scope as may be reasonably requested by the Administrative Agent and the Lenders (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority) in connection with such future acquisitions of Pipeline Properties or other material Properties.

SECTION 7.5 Further Assurances. The Borrower shall and shall cause each of the other Credit Parties to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Documents and this Agreement, or execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments necessary to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in any Loan Document, or to state more fully the security obligations set out herein or in any Loan Document, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to perfect any Liens on Property hereafter acquired; or to make any recordings, to file any notices or obtain any consents, all as may be necessary in connection therewith. The Borrower at its expense shall and shall cause each of its Consolidated Subsidiaries (other than the TexStar JVs) to promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments that are necessary to comply with or accomplish the covenants and agreements of the Borrower and its Consolidated Subsidiaries in any Loan Document.

SECTION 7.6 Title Curative. The Borrower shall and shall cause each of its Consolidated Subsidiaries (other than the TexStar JVs) to cure, or cause to be cured, any title defects or exceptions (a) which constitute Liens other than Excepted Liens or (b) to the extent that such title defects or exceptions do not constitute Liens but materially interfere with its ability to conduct its business.

SECTION 7.7 Additional Collateral.

(a) Lien on Pipeline Property. At all times hereunder that the Obligations remain unpaid, including whenever any Credit Party acquires any additional Pipeline Properties, the Credit Parties shall, at such times as set forth in this clause (a), grant to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens) covering such Pipeline Properties under the Security Documents. On or before the date it delivers the compliance certificate required by Section 7.1(i) in connection with (i) the quarterly financial statements for the second fiscal quarter of each Fiscal Year delivered pursuant to Section 7.1(b) and (ii) the annual financial statements delivered pursuant to Section 7.1(a) for each Fiscal Year, the Borrower shall provide the Administrative Agent a list of Pipeline Properties acquired or constructed since the latest delivery by the Borrower of such a list pursuant to this Section 7.7, and, within sixty (60) days (or such longer period as the Administrative Agent may agree in its sole discretion) following the delivery thereof, provide such Lien, which will be created and perfected by and in accordance with the provisions of the Mortgages, deeds of trust, security agreements and financing statements, or other Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary) counterparts for recording purposes.

(b) Title Information. Concurrently with the granting of the Lien or other action referred to in Section 7.7(a) above, the Borrower or such Credit Party will provide to the Administrative Agent title information (to the extent readily available without undue burden or costs), surveys, Flood Certificates and such other affidavits, documents, certificates and instruments as shall be reasonably requested by the Collateral Agent in form and substance reasonably satisfactory to the Administrative Agent with respect to such Credit Party’s interests in such Pipeline Properties.

(c) Legal Opinions. Promptly after the filing of any new Security Document in any state, upon the reasonable request of the Administrative Agent, the Credit Parties will provide, or cause to be provided, to the Administrative Agent an opinion addressed to the Administrative Agent for the benefit of the Lenders in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion from counsel reasonably acceptable to Administrative Agent, stating that the Security Document is valid, binding and enforceable in accordance with its terms and in legally sufficient form for such jurisdiction (subject to customary assumptions and qualifications).

(d) Subordination of Credit Party’s Liens.

(i) Each Credit Party hereby subordinates and assigns in favor of Administrative Agent for the benefit of the Lenders any and all liens, statutory or otherwise, and any rights of offset contractual or otherwise it has or may have in the future against such Credit Party’s interests in the Mortgaged Properties or in the Pipeline Properties and revenues attributable to its interest therein, including the Contracts and Records (defined below).

(ii) Any officer or employee of Administrative Agent is expressly granted the right at its option upon not less than one (1) Business Day’s notice, to visit and inspect (A) each of the Credit Parties’ offices, including all books and records, area of mutual interest agreements, gathering agreements, pipeline operating agreements, contracts and other agreements that relate to the Pipeline Properties, geological and geophysical, production data and records, accounting records, and land files referring to the gathering, transportation, sale, purchase, exchange or processing of Hydrocarbons whether such data, information or agreements are in written form or electronic format (the “Contracts and Records”), and to examine, take copies and extracts therefrom, and (B) any of the Pipeline Properties (provided, however, so long as no Event of Default exists, only one (1) visit and inspection per fiscal year shall be at the expense of the Credit Parties).

(iii) Following the occurrence and during the continuance of an Event of Default, to the extent set forth in the Security Documents, each Credit Party acknowledges that the Administrative Agent is expressly granted the right to exercise any and all liens, statutory or otherwise, rights of offset or recoupment it has and to receive the monies, income, proceeds, or benefits attributable to the gathering, transportation of Hydrocarbons through the Pipeline Properties (except for such Pipeline Properties that are not Mortgaged Properties), to hold the same as security for the Obligations and to apply it on the principal and interest or other amounts owing on any of the Obligations, whether or not then due, in such order or manner as Administrative Agent may elect.

(e) Subordination of Intercompany Debt. Any Intercompany Notes or advances of any Credit Party howsoever evidenced by journal entries or otherwise now or hereafter owed to or held by any other Credit Party are hereby subordinated to the Obligations of such other Credit Party to the Lenders, and any document or instrument evidencing such loans or advances shall contain a legend giving notice of such subordination. Any such Intercompany Notes or advances of any other Credit Party due to such Credit Party, if the Administrative Agent so requests following the occurrence and during the continuance of an Event of Default, shall be collected, enforced and received by such Credit Party as trustee for the Lenders and be paid over to the Administrative Agent for the account of the Lenders on account of the Obligations but without affecting in any manner the liability of such Credit Party under the other provisions of this Agreement or any other Loan Document. Any Lien, claim, right or other encumbrance on any property of any Credit Party in favor of any other Credit Party is hereby subordinated in all respects to the Liens granted to the Administrative Agent for the benefit of the Lenders.

(f) Other Real Property Collateral. The Borrower shall notify the Administrative Agent, within ten (10) days after the acquisition of any real property other than Pipeline Properties with a fair market value in excess of $10,000,000 by any Credit Party that is not subject to the existing Security Documents, and within sixty (60) days (or such longer period as the Administrative Agent may agree in its sole discretion) following any such acquisition, deliver Mortgages, title information, surveys, opinions, Flood Certificates and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Excepted Liens, on such real property in favor of the Collateral Agent, for the benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent.

(g) Exclusions. Notwithstanding anything to the contrary contained herein, with respect to any real property, if the Administrative Agent reasonably determines that the costs, financial and otherwise, of obtaining or maintaining a Lien, perfecting a Lien and/or complying with all Applicable Law with respect to such a Lien outweigh the benefit to the Secured Parties of the security afforded thereby, the Administrative Agent will notify the Borrower of such determination and, (x) if such real property is not then subject to a Lien pursuant to the Security Documents, such real property shall not be required to become subject to a Lien pursuant to the Security Documents and, (y) if such real property is already subject to a Lien pursuant to the Security Documents, the Administrative Agent shall, upon obtaining the consent of the Required Lenders, release such Lien.

SECTION 7.8 Corporate Identity. The Borrower shall do or cause to be done (or refrain from doing or causing to be done, as the case may be) all things necessary to ensure that the separate legal identity of the Borrower will at all times be respected and that neither the Borrower nor any of Borrower’s Consolidated Subsidiaries will be liable for any obligations, contractual or otherwise, of Atlas Energy or any of its Subsidiaries or other entity in which Atlas Energy or any of its Subsidiaries owns any equity interest (other than the Borrower, General Partner and Borrower’s Subsidiaries). Without limiting the foregoing, the Borrower will (i) observe all requirements, procedures and formalities necessary in order that the Borrower will for all purposes be considered a validly existing entity separate and distinct from the General Partner, (ii) not permit any commingling of the assets of the General Partner, Atlas Energy or any of its Subsidiaries with assets of the Borrower or any of its Subsidiaries which would prevent such assets of such persons from being readily distinguished from the assets of the Borrower and its Subsidiaries and (iii) take reasonable and customary actions to ensure that creditors of the General Partner, Atlas Energy or any of its Subsidiaries are aware that each such Person is an entity separate and distinct from the Borrower and its Subsidiaries.

SECTION 7.9 ERISA Information and Compliance. The Credit Parties will promptly furnish and will cause the Consolidated Subsidiaries (other than any TexStar JV) and any ERISA Affiliate to promptly furnish to the Administrative Agent with sufficient copies to the Lenders (i) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Credit Party, the Consolidated Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Credit Parties will, and will cause each Consolidated Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

SECTION 7.10 [Intentionally Omitted].

SECTION 7.11 Additional Guarantees and Security Documents.

(a) As an inducement to the Administrative Agent and the Lenders to enter into this Agreement, each Credit Party (other than the Borrower) shall execute and deliver to Administrative Agent the Guaranty Agreement substantially in the form and upon the terms of Exhibit H, providing for the guaranty of payment and performance of the Obligations and each Credit Party shall execute and deliver to the Administrative Agent the Security Agreement pursuant to which each Credit Party will grant liens and security interests in its personal property constituting Collateral (as defined therein) to secure the Obligations. In addition, within thirty (30) days of the formation or acquisition of any Consolidated Subsidiary, the Borrower shall (i) cause such Consolidated Subsidiary to execute and deliver to the Administrative Agent a joinder agreement substantially in the form attached as an exhibit to the Security Agreement (the “Joinder Agreement”) pursuant to which such Consolidated Subsidiary will become a party to the Guaranty Agreement and the Security Agreement, (ii) execute and deliver, or cause the owner of the Capital Stock in such Consolidated Subsidiary (to the extent such owner is a Credit Party) to execute and deliver, a supplement to the Security Agreement (in form and substance reasonably satisfactory to the Collateral Agent ) to pledge and grant a security interest in the Capital Stock in such Consolidated Subsidiary, and (iii) deliver or cause to be delivered such other documents and instruments as may be required with respect to such Consolidated Subsidiary pursuant to Section 7.5. Notwithstanding anything to the contrary in this Article VII, any pledge of the Capital Stock of a CFC shall be limited to sixty-five percent (65%) of such Capital Stock.

(b) The Borrower will not permit any of its Consolidated Subsidiaries that is not a Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Borrower or another Credit Party unless such Consolidated Subsidiary executes and delivers to the Administrative Agent a Joinder Agreement pursuant to which it becomes a party to the a Guaranty Agreement as a Guarantor.

(c) Within thirty (30) days of the formation or acquisition of any Subsidiary or any Unrestricted Entity, Borrower shall cause such Subsidiary or Unrestricted Entity to execute and deliver to Administrative Agent certified copies of such Subsidiary’s, or Unrestricted Entity’s, as the case may be, organizational documents.

Notwithstanding the foregoing, no Foreign Subsidiary will be required to execute and deliver the Guaranty Agreement, the Security Agreement or any Joinder Agreement, if such actions would have material adverse tax consequences to the Borrower and its Subsidiaries.

SECTION 7.12 Payment and Performance of Obligations. The Borrower shall and shall cause its Consolidated Subsidiaries (other than any TexStar JV) to pay and perform all Obligations under the other Loan Documents, and pay or perform (a) Taxes that may be levied or assessed upon it or any of its property, and (b) all other obligations and liabilities in accordance with customary trade practices, except that the Borrower or such Consolidated Subsidiary may contest any item described in clause (a) or (b) of this Section 7.12 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP, and except where the failure to pay or perform such items described in clause (a) or (b) of this Section 7.12 would not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect.

SECTION 7.13 Compliance with Laws and Approvals. The Borrower shall and shall cause its Consolidated Subsidiaries (other than the TexStar JVs) to observe and remain in compliance in all material respects with all Applicable Laws (including, without limitation, Anti-Corruption Laws and applicable Sanctions) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.14 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit to refinance indebtedness outstanding under the Existing Credit Agreement and for working capital and other general corporate purposes of the Credit Parties, including, without limitation, the payment of certain fees and expenses incurred in connection with the Transactions and this Agreement, Permitted Acquisitions and other Investments and Restricted Payments permitted under this Agreement.

SECTION 7.15 Designation of Unrestricted Entities. The Borrower’s board of directors may, at any time, designate any Consolidated Subsidiary as an Unrestricted Entity by prior written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Entity after the Closing Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any Capital Stock or Indebtedness of, or own or hold a Lien on any property of, the Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated and (c) the Borrower shall have been able to make a dividend in accordance with Section 9.6(g) in an amount equal to the greater of (i) the aggregate of all investments made in such Subsidiary and (ii) the fair market value of such Subsidiary. The Borrower may designate any Unrestricted Entity to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided further that (i) such Unrestricted Entity, both before and after giving effect to such designation, shall be a Wholly-Owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (iii) based on good faith projections prepared by the Borrower for the period from the date of the respective Subsidiary Redesignation to the date that is one year thereafter, the Consolidated Funded Debt Ratio shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under Article VIII through the date that is one year from the date of the respective Subsidiary Redesignation, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer, certifying to the best of such officer’s knowledge compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (iii), and (vi) any Unrestricted Entity subject to a Subsidiary Redesignation may not thereafter be designated as an Unrestricted Entity.

SECTION 7.16 Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Hedging Agreements (provided, however, that the Borrower shall only be liable under this Section 7.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.16, or otherwise under this Agreement or any Loan Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 7.16 shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 7.16 constitute, and this Section 7.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII

FINANCIAL COVENANTS

Until all of the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Commitments terminated, the Borrower and its Consolidated Subsidiaries will not:

SECTION 8.1 Consolidated Funded Debt Ratio. As of the last day of any fiscal quarter, permit the Consolidated Funded Debt Ratio to be greater than:

(a) for the last day of any fiscal quarter during an Acquisition Period, 5.50 to 1.00; or

(b) for the last day of any other fiscal quarter, 5.25 to 1.00.

SECTION 8.2 Consolidated Senior Secured Funded Debt Ratio. As of the end of any fiscal quarter, permit the Consolidated Senior Secured Funded Debt Ratio to be greater than 3.25 to 1.00.

SECTION 8.3 Interest Coverage Ratio. As of the end of any fiscal quarter, permit the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 2.50 to 1.00.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations (other than (a) contingent, indemnification obligations not then due and (b) the Specified Obligations) have been paid and satisfied in full in cash and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Consolidated Subsidiaries to:

SECTION 9.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Notes and the Obligations (excluding Specified Hedge Obligations permitted pursuant to Section 9.1(b)) or any guaranty of or suretyship arrangement for the Notes or other Obligations;

(b) Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c) Indebtedness existing on the Closing Date and not otherwise permitted under this Section 9.1 and listed on Schedule 9.1;

(d) Indebtedness incurred in connection with Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed the greater of (i) $25,000,000 and (ii) 1.0% of Consolidated Net Tangible Assets as of the end of the fiscal quarter ending immediately prior to the date of such incurrence for which financial statements are available (as determined at the time of such incurrence);

(e) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets and (ii) neither the Borrower nor any Consolidated Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness;

(f) Guaranty Obligations with respect to Indebtedness permitted pursuant to this Section 9.1;

(g) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(h) Intercompany Debt, provided, that (i) any such Intercompany Debt owing to a Credit Party in excess of $10,000,000 is evidenced by an Intercompany Note which has been pledged to secure the Obligations and is in the possession of the Collateral Agent, and (ii) any Intercompany Debt is subordinated to the Obligations in accordance with Section 7.7(e) upon terms and conditions satisfactory to the Collateral Agent;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(j) Indebtedness under bid bonds, performance bonds, surety bonds, release, appeal and similar bonds (including guarantees and obligations with respect to letters of credit or other support of any such bond and Indebtedness associated with any such bonds or surety obligations pursuant to any Applicable Law in connection with the operation of any Pipeline Properties), statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k) Indebtedness of the Borrower to the General Partner to enable the General Partner to pay general and administrative costs and expenses of the Borrower substantially in accordance with past practices;

(l) Indebtedness representing deferred compensation and other similar arrangements to employees of the Borrower and its Consolidated Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness incurred by the Borrower or its Consolidated Subsidiaries in an acquisition or Asset Disposition under agreements providing for indemnification, the adjustment of the purchase price or other similar adjustments and earn-outs or similar obligations;

(n) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management or deposit accounts;

(o) Indebtedness incurred by the Borrower or any of its Consolidated Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees or similar instruments issued in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to similar reimbursement type obligations; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(p) guarantees of Subsidiary obligations (other than obligations for borrowed money);

(q) Indebtedness of the Borrower incurred in connection with a senior or subordinated unsecured note offering, or any unsecured bridge loan incurred in connection with or in lieu of any such senior or subordinated unsecured note offering, or any other unsecured Indebtedness, provided that (i) no Event of Default has occurred and is continuing or would occur after giving effect to such incurrence, (ii) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Borrower shall be in compliance with all covenants set forth in Article VIII as of the most recently ended fiscal quarter of the Borrower, (iii) has a final maturity date no earlier than the date that is 180 days after the final maturity date of the Revolver Facility and (iv) the documentation for which contains financial covenants no more restrictive than those set forth in this Agreement;

(r) Indebtedness incurred in connection with Capital Leases in respect of any Sale and Lease-Back Transaction that is permitted under Section 9.12;

(s) additional Indebtedness not otherwise permitted pursuant to this Section 9.1 in an aggregate principal amount not to exceed the greater of (i) $50,000,000 and (ii) 2.0% of Consolidated Net Tangible Assets as of the end of the fiscal quarter ending immediately prior to the date of such incurrence for which financial statements are available (as determined at the time of such incurrence);

(t) any Refinancing Indebtedness in respect of any Indebtedness permitted under clauses (c), (d), (e) and (s) of this Section 9.1; provided, that as of the date of incurring such Refinancing Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; and

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above.

SECTION 9.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents;

(b) Liens in existence on the Closing Date and described on Schedule 9.2, including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 9.1(c); provided that the Lien does not extend to any additional Property other than (i) after-acquired Property that is affixed or incorporated into the Property covered by such Lien or (ii) proceeds and products thereof; provided that individual financings provided by a lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) (i) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (A) which are not overdue for a period of more than ninety (90) days or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation and Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) encumbrances of third party surface owners and owners of other estates in lands (other than lands to which the Borrower or any of its Subsidiaries has fee simple title) covered by Pipeline right-of-ways, permits and easements;

(g) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto;

(h) Liens which do not materially interfere with the occupation, use, and enjoyment by Borrower of the Pipeline Properties in the ordinary course of business as presently conducted or materially impair the value thereof for the purposes thereof (taken as a whole);

(i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to Operating Leases entered into in the ordinary course of business of the Borrower and its Subsidiaries or oil and gas leases or rights of way acquired in the ordinary course of business solely with respect to the right to maintain flow lines or gathering lines or sales lines across the lands subject thereto, in each case, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of the facility of which such real property or Pipeline Property are a part or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Borrower or its Subsidiaries at the facility of which such real property or Pipeline Property are a part;

(j) Liens securing Indebtedness permitted under Section 9.1(d) or 9.1(r); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (it being understood that individual financings of the type permitted under Section 9.1(d) or 9.1(r) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates), (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such Property at the time it was acquired;

(k) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(l) or securing appeal or other surety bonds relating to such judgments;

(l) Liens on tangible property or tangible assets (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to an acquisition permitted under Section 9.3(f) and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens (1) are not incurred in connection with, or in anticipation of, any acquisition permitted under Section 9.3(f), purchase or other acquisition, (2) are applicable only to specific tangible property or tangible assets, (3) are not “blanket” or all asset Liens and (4) do not attach to any other property or assets of the Borrower or any of its Subsidiaries and (B) the Indebtedness secured by such Liens is permitted under Section 9.1(e) of this Agreement);

(m) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(n) (i) contractual or statutory Liens of landlords to the extent relating to the Property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the Property or assets relating to such contract;

(o) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries;

(p) Liens on equity interests in any Unrestricted Entities securing Indebtedness of such Unrestricted Entities;

(q) easements, rights-of-way, restrictions, encroachments, trackage rights, special assessments, leases, licenses, development agreements, deferred services agreements, restrictive covenants, restrictions on use, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(r) Liens not otherwise permitted hereunder on assets securing Indebtedness and other obligations in the aggregate amount not to exceed the greater of (i) $25,000,000 and (ii) 1.0% of Consolidated Net Tangible Assets as of the end of the fiscal quarter ending immediately prior to the date of such incurrence for which financial statements are available (as determined at the time of such incurrence).

(s) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas and/or hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that any such Lien referred to in this clause (s) does not materially impair (i) the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Consolidated Subsidiary, or (ii) the value of such Property subject thereto;

(t) Liens to secure any Refinancing Indebtedness to the extent the Indebtedness so refinanced was secured by a Lien referred to in clause (j), (l) or (r) of this Section 9.2; provided, however, that (x) such new Lien shall be limited to all or part of the same Property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such Property), and (y) any Liens permitted under this clause (t) that replaced Liens originally permitted under clause (r) of this Section 9.2 hereunder shall reduce the amount available under such clause (r);

(u) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any Consolidated Subsidiary in connection with any letter of intent or other agreement in respect of any Investment permitted by Section 9.3 and (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any Property to be acquired in an Investment permitted by Section 9.3 to be applied against the purchase price for such Investment;

(w) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(x) Liens on cash and Cash Equivalents that will be used to defease or to satisfy and discharge Indebtedness in full; provided that such defeasance or satisfaction and discharge is not prohibited by the Agreement and that such deposit shall be deemed for purposes of Section 9.9 (to the extent applicable) to be a prepayment of such Indebtedness.

SECTION 9.3 Limitations on Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any other Person (all the foregoing, “Investments”) except:

(a) (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3, and (iii) Investments made after the Closing Date in the Borrower or any of the Guarantors, the Anadarko JVs, the TexStar JVs, or the Centrahoma JV;

(b) Investments in cash and Cash Equivalents at the time such Investment is made, including securities deemed cash pursuant to Section 9.5(k);

(c) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;

(d) Hedging Agreements permitted pursuant to Section 9.1;

(e) purchases of assets in the ordinary course of business;

(f) (i) Non-hostile acquisitions of equity securities, or assets constituting a business unit, of any Person, which acquisitions involve a purchase price less than or equal to $50,000,000; provided that (A) immediately prior to and after giving effect to such acquisition, no Default or Event of Default exists or would result therefrom, (B) if such acquisition is of equity securities of a Person (other than an Unrestricted Entity), such person becomes a Guarantor, (C) the Borrower and its Consolidated Subsidiaries shall be in compliance with Section 9.11 immediately after giving effect to such acquisition, (D) the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 8.1, 8.2 and 8.3 based on the most recently ended four fiscal quarter period and as adjusted for such acquisition, (E) such acquired Person (other than an Unrestricted Entity) or assets shall not be subject to any material liabilities except as permitted by this Agreement, (F) a first priority perfected lien and security interest (subject to Excepted Liens) shall be granted to the Administrative Agent for the benefit of the Lenders in such acquired assets; provided, however, that (I) nothing herein shall require any Unrestricted Entity to grant a first priority lien in its assets; and (II) such acquisition shall be limited to Persons primarily involved in the business of, and/or assets primarily involving, natural gas gathering and processing operations; and (ii) Permitted Acquisitions;

(g) Investments (i) in the form of loans and advances to officers, directors and employees of the Borrower and its Consolidated Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) acquisitions of obligations of one or more officers, directors or other employees of in connection with such officer’s, director’s or employee’s acquisition of Capital Stock of the Borrower, so long as no cash is actually advanced by the Borrower or any Consolidated Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(h) Investments in the form of Indebtedness permitted pursuant to Section 9.1(h);

(i) Guaranty Obligations of the Credit Parties and their Subsidiaries permitted pursuant to Section 9.1;

(j) Investments in Subsidiaries and joint ventures not otherwise permitted by this Section 9.3 equal to the greater of (i) twenty percent (20%) of Consolidated Net Tangible Assets and (ii) $450 million, so long as (A) no Event of Default exists immediately before or after giving effect to such Investment, (B) the Borrower is in compliance on a pro forma basis with the financial covenants under Article VIII of the Credit Agreement after giving effect to such Investment and any Indebtedness incurred in connection therewith, and (C) the Credit Parties have Liquidity not less than $50,000,000 after giving effect to such Investment and any Indebtedness incurred in connection therewith.

(k) accounts receivable arising in the ordinary course of business and extensions of trade credit in the ordinary course of business by the Borrower or any of the Consolidated Subsidiaries;

(l) loans and advances by Borrower to General Partner to pay general and administrative expenses of the Borrower pursuant to the Limited Partnership Agreement;

(m) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(n) investments (including Indebtedness and Capital Stock) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured Investment;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) investments in the ordinary course consisting of endorsements for collection or deposit;

(q) Investments made as a result of receipt of consideration other than cash and Cash Equivalents from an Asset Disposition made in compliance with Section 9.5(k);

(r) Investments permitted under Section 9.4 or Section 9.6;

(s) other Investments not otherwise permitted pursuant to this Section 9.3 not exceeding in an aggregate amount the greater of $100,000,000 and five percent (5%) of Consolidated Net Tangible Assets as of the end of the fiscal quarter ending immediately prior to the date of such Investment for which financial statements are available (as determined at the time of such Investment);

(t) Investments of a Consolidated Subsidiary acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Consolidated Subsidiary in a transaction that is not prohibited by Section 9.4 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(u) intercompany current liabilities owed to Unrestricted Entities or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries; and

(v) Investments resulting from pledges and deposits that are Excepted Liens.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 9.4 Limitations on Fundamental Changes. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) any Consolidated Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Consolidated Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Consolidated Subsidiary of the Borrower (provided that if a Wholly-Owned Subsidiary that is a Guarantor is merging with a Consolidated Subsidiary, a Wholly-Owned Subsidiary that is a Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 7.11 in connection therewith);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Consolidated Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) (provided that (x) if such disposition is by an Anadarko JV, such disposition may include a pro rata distribution of assets to the Class A member of such Anadarko JV, (y) if such disposition is by the Centrahoma JV, such disposition may include a pro rata distribution of assets to any member in the Centrahoma JV that is not a Credit Party, or (z) if such disposition is by a TexStar JV, such disposition may include a pro rata distribution of assets to any member in such TexStar JV that is not a Credit Party) to the Borrower or any Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) dispositions permitted by Section 9.5;

(f) any Consolidated Subsidiary of the Borrower may merge with or into the Person such Consolidated Subsidiary was formed to acquire in connection with an acquisition permitted under Section 9.3(f), provided that (i) a Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 7.11 in connection therewith);

(g) any Person may merge into the Borrower or any of its Consolidated Subsidiaries in connection with any acquisition permitted under Section 9.3(f); provided that (i) in the case of a merger involving the Borrower or a Guarantor, the continuing or surviving Person shall be the Borrower or a Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower;

(h) the Borrower or any Consolidated Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in order to effect an investment permitted under Section 9.3; provided, however, that in each case, immediately after giving effect thereto in the case of any such merger to which any Credit Party is a party, such Credit Party is the surviving corporation or the surviving or continuing Person shall have expressly assumed all of such Credit Party’s obligations under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent.

SECTION 9.5 Limitations on Asset Dispositions. Make any Asset Disposition except:

(a) the disposition of inventory in the ordinary course of business;

(b) the disposition of obsolete or worn-out assets no longer used or usable in the business of the Borrower or any of its Subsidiaries and the disposition of immaterial assets that are no longer necessary for the business of the Borrower and its Subsidiaries (as determined in the Borrower’s reasonable business judgment), in each case, whether now owned or hereafter acquired in the ordinary course of business;

(c) the transfer of assets to the Borrower or any Guarantor pursuant to Section 9.4(b) and any other transaction permitted pursuant to Section 9.4;

(d) the Borrower or any Subsidiary may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(e) the disposition of any Hedging Agreement;

(f) dispositions of cash and Cash Equivalents not otherwise prohibited by Sections 9.3 or 9.6;

(g) (i) any Consolidated Subsidiary may transfer assets to the Borrower or any other Guarantor, (ii) the Borrower may transfer assets to any Guarantor, (iii) any Non-Guarantor Subsidiary may transfer assets to the Borrower or any Guarantor (provided that, in connection with any such transfer, the Borrower or such Guarantor shall not pay more than an amount equal to the fair market value of such assets as determined at the time of such transfer) and (iv) any Non-Guarantor Subsidiary may transfer assets to any other Non-Guarantor Subsidiary;

(h) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(i) easement, rights of way, leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(j) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(k) dispositions by the Borrower and its Consolidated Subsidiaries not otherwise permitted under this Section 9.5; provided that (i) at the time of such disposition, no Event of Default shall exist or would result from such disposition, (ii) the purchase price for such asset sale shall be at fair market value and (iii) not less than 75% of the purchase price for such asset shall be paid to the Borrower or such Consolidated Subsidiary in cash (provided that the following shall be deemed to be cash for purposes of this provision and Section 9.3(q) and for no other provision: (A) any liabilities (as shown on the Borrower’s or such Consolidated Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or a Consolidated Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are owed to the Borrower or a Consolidated Subsidiary, that are assumed by the transferee of any such assets and for which the Borrower and all of its Subsidiaries have been validly released by all creditors in writing and (B) any securities received by the Borrower or such Consolidated Subsidiary from such transferee that are converted by the Borrower or such Consolidated Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such disposition), and (iv) any mandatory prepayment required under Section 2.6 in connection with such asset disposition is made;

(l) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(m) transfers of property subject to casualty events upon receipt of the Net Cash Proceeds of such casualty event;

(n) dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Borrower and its Consolidated Subsidiaries;

(o) sale-leaseback transactions permitted under Section 9.12;

(p) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 9.6 or any Investment that is permitted to be made, and is made, pursuant to Section 9.3;

(q) the creation of any Lien permitted under this Agreement;

(r) any issuance, sale, pledge or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Entity;

(s) dispositions arising from condemnations, eminent domain, seizure, nationalization or any similar action; and

(t) dispositions of Investments (including Capital Stock) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

SECTION 9.6 Limitations on Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party (all of the foregoing, the “Restricted Payments”), provided that:

(a) the Borrower or any Subsidiary thereof may make Restricted Payments to the extent required by the Limited Partnership Agreement unless an Event of Default has occurred and is continuing or would result therefrom;

(b) the Borrower may pay dividends on its own convertible preferred units in the form of additional units;

(c) the Borrower or any Subsidiary thereof may make Restricted Payments to any Credit Party;

(d) the Borrower or any Subsidiary thereof may make Restricted Payments to other holders of such Person’s Capital Stock in connection with a pro rata distribution to all holders of such Person’s Capital Stock (including in the case of the Borrower, distributions to the General Partner in respect of its incentive distribution rights);

(e) the Anadarko JVs may make Restricted Payments as are required by the joint venture agreements of the Anadarko JVs as in effect on the date hereof, the Centrahoma JV may make Restricted Payments as are required by the joint venture agreement of the Centrahoma JV as in effect on the date hereof, and the TexStar JVs may make Restricted Payments as are required by the joint venture agreements of the TexStar JVs as in effect on the date hereof;

(f) (i) Non-Guarantor Subsidiaries that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Foreign Subsidiaries;

(g) the Borrower or any Consolidated Subsidiary may make other dividends on and purchases, redemptions or acquisitions for value of its Capital Stock and return capital to its equity holders in an amount not to exceed $100,000,000 if the Liquidity, on a Pro Forma Basis, is greater than or equal to $50,000,000;

(h) the Borrower may make Restricted Payments to holders of preferred Capital Stock in the Borrower if the Liquidity, on a Pro Forma Basis, is greater than or equal to $50,000,000;

(i) the Borrower may make cash distributions with the Net Cash Proceeds of Equity Issuances by it (so long as such distributions are made within 120 days following the Borrower’s receipt of such proceeds);

(j) the Borrower or any Consolidated Subsidiary may pay dividends and make distributions on Capital Stock payable solely by the issuance of additional shares of Capital Stock of the Person paying such dividends of distributions;

(k) the Borrower or any Consolidated Subsidiary may make payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;

(l) the Borrower or any Consolidated Subsidiary may distribute, as a dividend or otherwise, of shares of Capital Stock of an Unrestricted Entity;

(m) the Borrower or any Consolidated Subsidiary may make a payment of cash in lieu of the issuance of fractional shares of Capital Stock in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Capital Stock, warrants, options or other securities exercisable or convertible into, Capital Stock of the Borrower or any direct or indirect parent of the Borrower; and

(n) the Borrower and each of its Consolidated Subsidiaries may repurchase, redeem or otherwise acquire or retire to finance any such repurchase, redemption or other acquisition or retirement for value any Capital Stock of the Borrower or any of its Consolidated Subsidiaries held by any current or former officer, director, consultant, or employee of the Borrower or any Subsidiary of the Borrower or, to the extent such Capital Stock were issued as compensation for services rendered on behalf of the Borrower or any Subsidiary of the Borrower, pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement and the Borrower and Consolidated Subsidiaries may declare and pay dividends to the Borrower or any other Consolidated Subsidiary of the Borrower the proceeds of which are used for such purposes, provided that the aggregate amount of such purchases or redemptions in cash under this paragraph (b) shall not exceed in any fiscal year $10,000,000 (plus the amount of net proceeds (x) received by the Borrower during such calendar year from sales of Capital Stock of the Borrower to directors, consultants, officers or employees of the Borrower or any of its Affiliates in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year.

SECTION 9.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with Affiliate, other than:

(a) transactions permitted by Sections 9.1, 9.2(g), 9.3, 9.4, 9.5, 9.6 and 9.13;

(b) transactions between or among the Consolidated Subsidiary or any Person that will become a Consolidated Subsidiary as a result of such transaction to the extent otherwise permitted hereunder;

(c) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 9.7 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(d) other transactions on terms as favorable as would be obtained by it on a comparable arm’s length transaction with an independent, unrelated third party;

(e) employment and severance arrangements (including stock option plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(f) Equity Issuances by, or capital contributions made in, the Borrower; and

(g) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers, employees and consultants of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries as determined in good faith by the board of directors of the Borrower or senior management thereof.

SECTION 9.8 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lenders; provided that any amendment to the Limited Partnership Agreement that has the effect of increasing the amount of Restricted Payments required to be made by the Borrower shall be deemed to materially and adversely affect the rights or interests of the Lenders.

SECTION 9.9 Limitation on Payments and Modifications of Certain Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Specified Debt, except:

(i) refinancings, refundings, renewals, extensions or exchange of any Specified Debt permitted by Section 9.1(q) or (s), and by any subordination agreement applicable thereto;

(ii) the payment of interest, expenses and indemnities in respect of Specified Debt incurred under Section 9.1(q) or (s) (other than any such payments prohibited by the subordination provisions thereof); and

(iii) prepayment of Specified Debt using Capital Stock or the Net Cash Proceeds of any Equity Issuance (so long as such prepayment is made within 120 days following the receipt of such proceeds).

SECTION 9.10 No Further Negative Pledges; Restrictive Agreements.

(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement, the other Loan Documents and the documents governing the Specified Obligations and Indebtedness permitted under Section 9.1(c), (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) or 9.1(r); provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith, (iii) restrictions contained in the organizational documents of any Credit Party as of the Closing Date, (iv) restrictions in connection with any Excepted Lien or any document or instrument governing any Excepted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Excepted Lien), (v) applicable law or any applicable rule, regulation or order; (vi) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Consolidated Subsidiary that is a Consolidated Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Borrower or any Consolidated Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (vi), if a Person other than the Borrower or such Consolidated Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any Subsidiary of such Person, or any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Borrower or such Consolidated Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation; (vii) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements; (viii) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business; (ix) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business; and (x) any encumbrance or restriction contained in documents or instruments governing other Indebtedness not otherwise referred to in the foregoing clauses (i) through (ix), that is incurred subsequent to the Closing Date and permitted under Section 9.01, provided that (A) such encumbrances and restrictions contained in any such document or instrument will not prohibit the granting of Liens pursuant to the Security Documents to secure the Obligations and (B) such encumbrances and restrictions contained in any such document or instrument taken as a whole are not materially more restrictive on the Borrower or such Consolidated Subsidiary than the encumbrances and restrictions on granting Liens contained in this Agreement.

(b) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party to (i) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (provided that the priority that any series of preferred Capital Stock in receiving dividends or distributions or on liquidation shall not constitute such an encumbrance or restriction), (ii) pay any Indebtedness or other obligation owed to the Borrower or any Guarantor, (iii) make loans or advances to the Borrower or any Guarantor, (iv) sell, lease or transfer any of its properties or assets to the Borrower or any Guarantor or (v) act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Excepted Lien or any document or instrument governing any Excepted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Excepted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(q) or 9.1(s), (J) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (K) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Consolidated Subsidiary that is a Consolidated Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Borrower or any Consolidated Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (K), if a Person other than the Borrower or such Consolidated Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any Subsidiary of such Person, or any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Borrower or such Consolidated Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation, (L) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business, (M) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (1) detract from the value of the property or assets of the Borrower or any Consolidated Subsidiary in any manner material to the Borrower or any Consolidated Subsidiary or (2) materially affect the Credit Parties’ ability, taken as a whole, to perform their obligations under the Loan Documents, in each case, as determined by the Borrower in good faith; and (N) any encumbrance or restriction contained in documents or instruments governing other Indebtedness not otherwise referred to in the foregoing clauses (A) through (M), that is incurred subsequent to the Closing Date and permitted under Section 9.01, provided that (1) such encumbrances and restrictions contained in any such document or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement and (2) such encumbrances and restrictions contained in any such document or instrument taken as a whole are not materially more restrictive on the Borrower or such Consolidated Subsidiary than the encumbrances and restrictions on such activity contained in this Agreement.

SECTION 9.11 Nature of Business. Allow any material change to be made in the character of its business as an owner or operator of a natural gas gathering systems company and as an owner of Unrestricted Entities (other than changes resulting from the Borrower or any Consolidated Subsidiary engaging any business or business activity incidental or related such business or any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto).

SECTION 9.12 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any Capital Lease of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided, however, that any Sale and Lease-Back Transaction shall be permitted so long the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this Section 9.12 shall not exceed the greater of $25,000,000 and 1% of Consolidated Net Tangible Assets of the Borrower determined at the time of consummating such Sale and Lease-Back Transaction as of the last day of the most recently ended Test Period for which financial statements are available.

SECTION 9.13 Disposal of Subsidiary Interests. Permit any Consolidated Subsidiary that is a Domestic Subsidiary (other than any Anadarko JV, the Centrahoma JV and any TexStar JV) to be a non-Wholly-Owned Consolidated Subsidiary except (a) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Sections 9.4 or 9.5 or (b) so long as such Consolidated Subsidiary that is a Domestic Subsidiary continues to be a Guarantor.

SECTION 9.14 Sanctions and Anti-Corruption Laws. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Sanctioned Person, or (b) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

SECTION 9.15 Hedging Agreements. Enter into or maintain (a) any Hedging Agreement for speculative purposes or (b) any Hedging Agreement in respect of commodities other than a Permitted Commodity Hedge Agreement.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement or in any other Loan Document that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made, furnished or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made, furnished or deemed made.

(d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Article VIII or Article IX.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party or any Consolidated Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower having obtained knowledge thereof.

(f) Indebtedness Cross Default. Any Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired); provided, that, in the case of clauses (i) and (ii) such default or failure remains unremedied or has not been waived by the holders of such Indebtedness.

(g) Change in Control. Any Change in Control shall occur with respect to the Borrower or the General Partner.

(h) Voluntary Bankruptcy Proceeding. The Borrower or any other Credit Party that is a Significant Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any other Credit Party that is a Significant Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(j) Failure of Agreements. Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason (except to the extent permitted by the terms thereof) cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Security Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Excepted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(k) Termination Event. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, (ii) the failure to satisfy the minimum funding standard under section 412 of the Code and section 302 of ERISA in excess of the Threshold Amount occurs or has occurred, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(l) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated or stayed within the period of time prescribed by applicable rules of civil procedure in which to perfect an appeal thereof.

SECTION 10.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Facilities.

(i) Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Specified Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations (other than Specified Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and

(ii) exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Bank in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Bank and Swingline Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and Specified Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders and the counterparties to the Specified Obligations in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause Fourth above).

SECTION 10.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Document that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 12.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacity as counterparty to a Specified Hedging Agreement) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, none of the Arranger, Co-Syndication Agents or Documentation Agent listed on the cover page hereof shall have any powers, duties, or responsibilities under this Agreement or any of the other Loan Documents except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank or a Lender hereunder.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (which consent will not be unreasonably withheld, conditioned or delayed) so long as no Event of Default exists or in consultation with the Borrower if an Event of Default exists, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the

Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 11.6 shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8 Collateral and Guaranty Matters. The Lenders irrevocably authorize and direct the Administrative Agent (without notice to, or vote or consent of, any counterparty Person (in their capacity as a counterparty to a Specified Hedging Agreement or as a Bank Products Provider),

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties (whether or not on the date of such release there may be outstanding Specified Obligations or contingent indemnification obligations not then due), under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Revolving Credit Commitment and the expiration or termination of all Letters of Credit, (ii) that is disposed or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 12.2, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate or release any Lien on any Collateral (whether or not on the date of such subordination or release there may be outstanding Specified Obligations or contingent indemnification obligations not then due) granted to or held by the Administrative Agent under any Loan Document to the holder of any Excepted Lien; and

(c) to release any Guarantor (whether or not on the date of such release there may be outstanding Specified Obligations or contingent indemnification obligations not then due) from its obligations under the Guaranty Agreement, the Security Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

SECTION 11.9 Release of Liens and Guarantees of Subsidiaries. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any other Credit Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder), then the Administrative Agent, at the request and sole expense of the Borrower or such other Credit Party, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable for the release of the Liens created by any of the Security Documents on such Collateral. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5, the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person). At the request and sole expense of the Borrower, a Subsidiary that is a Credit Party shall be released from all its obligations under this Agreement and under all other Loan Documents in the event that it shall cease to be a Subsidiary in a transaction permitted by this Agreement (including by way of merger or consolidation), and the Administrative Agent and the Collateral Agent, at the request and sole expense of the Borrower, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence or confirm the foregoing.

SECTION 11.10 Specified Obligations. No Lender or Affiliate thereof to which Specified Obligations are owing that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Atlas Pipeline Partners, L.P.

100 W. 7th St. Suite 2300

Tulsa, OK 74119

Attention of:	Robert W. Karlovich III
Telephone No.:	(918) 574-3500
Telecopy No.:	(918) 925-3851
E mail:	tkarlovich@atlaspipelinepartners.com
Webpage:	www.atlaspipeline.com

With copies to:

Paul Hastings LLP

75 East 55th Street

New York, NY 10022

Attention of:	Michael K. Chernick
Telephone No.:	(212) 318-6065
Telecopy No.:	(212) 230-7639
E mail:	michaelchernick@paulhastings.com

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, TX 77002

Attention of:	James E. Vallee
Telephone No.:	(713) 860-7307
Telecopy No.:	(713) 353-2594
E mail:	jamesvallee@paulhastings.com

If to Wells Fargo as Administrative Agent:

Wells Fargo Bank, National Association

NC0680

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of:	Syndication Agency Services
Telephone No.:	(704) 590-2703
Telecopy No.:	(704) 590-3481

With copies to:

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, TX 75201

Attention of:	Erec R. Winandy, Esq.
Telephone No.:	(214) 220-7756
Telecopy No.:	(214) 999-7756
E mail:	ewinandy@velaw.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender, in any case, without the written consent of such Revolving Credit Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (v) of the second proviso to this Section 12.2) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d) change Section 4.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section 12.2 or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;

(g) release (i) all of the Guarantors or (ii) Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Guaranty Agreement (other than as authorized in Sections 11.8 and 11.9), without the written consent of each Lender; or

(h) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Sections 11.8 and 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Agreement relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) notwithstanding anything to the contrary contained herein, the consent of the Lenders or the Required Lenders (other than Lenders and New Lenders party to the applicable Incremental Facility Amendment) shall not be required to make any changes necessary to be made in connection with any Incremental Loan pursuant to Section 4.14; (v) the

Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans of a particular Class (but not the Lenders holding Loans or of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 12.2 if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Revolving Credit Commitment of such Lender may not be increased or extended, and (y) principal amounts owed to such Lender may not be reduced and the final maturity of such amounts shall not be extended, in each case without the consent of such Lender.

Notwithstanding anything to the contrary contained in this Section 12.2, if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Credit Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Credit Party or Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law.

SECTION 12.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and each Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Arranger and the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credit Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that in no event shall Borrower and the Credit Parties be required to pay the expenses and costs of more than one counsel plus, as reasonably necessary, one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest among the Administrative Agent and any of the Lenders, one additional counsel for each of the parties affected by such conflict.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Arranger, the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that in the case of legal expenses and costs, Borrower’s obligations shall be limited to the expenses and costs of one counsel to such Indemnitees taken as a whole plus, as reasonably necessary, one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel for each of the Indemnitees affected by such conflict); provided further that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its controlling persons, (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) relate to any disputes solely among such indemnified persons (other than claims against Wells Fargo Securities, LLC solely in its capacity as Arranger and claims against Wells Fargo Bank, National Association solely in its capacity as Administrative Agent) and not arising from any act or omission of Borrower or any of its affiliates as determined in a final and non-appealable judgment by a court of competent jurisdiction. Notwithstanding the foregoing, this Section 12.3(b) shall not apply to Taxes, which shall be governed by Section 4.11.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 12.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, but without limiting the obligation of the Borrower to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Bank or the Swingline Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 12.3 shall be payable promptly after demand therefor.

(f) Settlements. The Borrower shall not be liable for any settlement of any threatened or pending claim or action (or expenses related thereto) effected without the Borrower’s consent (which consent shall not be unreasonably conditioned, delayed or withheld, it being agreed that if the Borrower does not disapprove such settlement in writing within thirty (30) days after the date on which consent is solicited, the Borrower shall be deemed to have consented to such settlement), but if settled with the Borrower’s consent or deemed consent, or if there is a final judgment for the plaintiff against an Indemnitee in any such claim or action, the Borrower agrees to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent shall not be unreasonably withheld, conditioned or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (i) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee; provided that it shall be reasonable for any Indemnitee to withhold its consent to such settlement if the conditions set forth in the foregoing clauses (i) and (ii) are not satisfied.

SECTION 12.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Bank or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document. The rights of each Lender, the Issuing Bank, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Bank and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with, the law of the State of New York, without reference to the conflicts or choice of law principles thereof.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 12.5. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.6.

SECTION 12.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8 Injunctive Relief; Punitive Damages.

(a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 12.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 12.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 12.10, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 12.10 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 12.10 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 12.10 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 12.10, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 12.10 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolver Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of the Issuing Bank and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolver Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to any Person that is a Disqualified Institution at the time of such assignment, the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided that the Administrative Agent shall provide a list of Disqualified Institutions to any Lender upon such Lender’s request therefor.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 12.10, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 12.10.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of an Assignment and Assumption in compliance with the requirements of this Section together with any other documents or certificates required to be delivered hereunder or reasonably requested by the Administrative Agent, and including any fees payable with respect to such assignment, the Administrative Agent shall accept such Assignment and Assumption and record it in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Bank, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any

Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.10. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, credit insurance provider or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Specified Hedging Agreement) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.11 or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section 12.11, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.14 Survival.

(a) All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.17 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterparty hereof. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VII, VIII, IX or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII, VIII, IX or X, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VII, VIII, IX or X.

(c) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Obligations) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.19 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.

SECTION 12.20 True-Up Loans. Upon the effectiveness of this Agreement, (a) each Lender who holds Loans in an aggregate amount less than its Revolving Credit Commitment Percentage (after giving effect to this amendment and restatement) of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Revolving Credit Commitment Percentage of all Loans, (b) each Lender’s participation in each Letter of Credit shall be automatically adjusted to equal its Revolving Credit Commitment Percentage (after giving effect to this amendment and restatement), and (c) such other adjustments shall be made as the Administrative Agent shall specify so that each Lender’s Revolving Credit Outstandings equals its Revolving Credit Commitment Percentage (after giving effect to this amendment and restatement) of the total Revolving Credit Outstandings of all of the Lenders. The loans and/or adjustments described in this paragraph are referred to herein as the “True-Up Loans”.

SECTION 12.21 Exiting Lender. Deutsche Bank Trust Company Americas (the “Exiting Lender”) hereby consents to the amendment and restatement of the Existing Credit Agreement as required under Section 12.2 of the Existing Credit Agreement and acknowledges and agrees to Section 12.20. Each of the parties hereto hereby agrees and confirms that after giving effect to this Section 12.21, the Exiting Lender’s Revolving Credit Commitment shall be $0, its Commitments to lend and all obligations under the Existing Credit Agreement shall be terminated, and the Exiting Lender shall cease to be a Lender for all purposes under the Loan Documents (other than in respect of any terms and conditions of the Existing Credit Agreement (including, without limitation, Section 12.3 or Section 12.14 thereof), which by their terms survive any cancellation of commitments, repayment in full of any obligations or the termination of any Existing Loan Document.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership

By:	Atlas Pipeline Partners GP, LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Title:	Chief Financial Officer

GUARANTORS: ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Title:	Chief Financial Officer
ATLAS PIPELINE MID-CONTINENT HOLDINGS, LLC ATLAS PIPELINE TENNESSEE, LLC APL LAUREL MOUNTAIN, LLC
By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Title:	Chief Financial Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

ATLAS MIDKIFF, LLC
ATLAS CHANEY DELL, LLC
SLIDER WESTOK GATHERING, LLC
NOARK ENERGY SERVICES, L.L.C.
ATLAS PIPELINE MID-CONTINENT LLC
APL BARNETT, LLC
APL ARKOMA HOLDINGS, LLC
APL GAS TREATING, LLC
APL SOUTHTEX MIDSTREAM LLC

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
Name: Robert W. Karlovich, III
Title: Chief Financial Officer
VELMA INTRASTATE GAS TRANSMISSION COMPANY, LLC VELMA GAS PROCESSING COMPANY, LLC
By:	Atlas Pipeline Mid-Continent LLC, its sole member

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
Name: Robert W. Karlovich, III
Title: Chief Financial Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

PECOS PIPELINE LLC
TESUQUE PIPELINE, LLC

By:	APL Barnett, LLC, its sole member

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
Name: Robert W. Karlovich, III
Title: Chief Financial Officer

APL ARKOMA, INC.

By:	/s/ Robert W. Karlovich, III
Name: Robert W. Karlovich, III
Title: Chief Financial Officer

APL ARKOMA MIDSTREAM, LLC

By:	APL Arkoma Holdings, LLC, its sole member

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
Name: Robert W. Karlovich, III
Title: Chief Financial Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

APL SOUTHTEX PIPELINE COMPANY LLC

By:	APL SouthTex Midstream LLC, its sole member

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
Name: Robert W. Karlovich, III
Title: Chief Financial Officer

APL SOUTHTEX MIDSTREAM HOLDING COMPANY LP APL SOUTHTEX GAS UTILITY COMPANY LP ATLAS SOUTHTEX MIDSTREAM COMPANY LP APL SOUTHTEX TRANSMISSION COMPANY LP APL SOUTHTEX PROCESSING COMPANY LP

By:	APL SouthTex Pipeline Company LLC, its sole
general partner

By:	APL SouthTex Midstream LLC, its sole member

By:	Atlas Pipeline Mid-Continent Holdings, LLC, its sole member

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Robert W. Karlovich, III
Name: Robert W. Karlovich, III
Title: Chief Financial Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent,
Collateral Agent, Swingline Lender, Issuing Bank and Lender

By:	/s/ Jason M. Hicks
Name: Jason M. Hicks
Title: Managing Director

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Kenneth Phelan
Name: Kenneth Phelan
Title: Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

CITIBANK, N.A., as a Lender
By:	/s/ John Miller
Name: John Miller
Title: Vice-President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

DEUTSCHE BANK AG NEW YORK
BRANCH, as a Lender
By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Evans Swann, Jr.
Name: Evans Swann, Jr.
Title: Authorized Signatory

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

ABN AMRO CAPITAL USA LLC, as a Lender

By:	/s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

By:	/s/ Casey Lowary
Name: Casey Lowary
Title: Executive Director

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

COMPASS BANK, as a Lender
By:	/s/ Les Werme
Name: Les Werme
Title: Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Dave Katz
	Name:	Dave Katz
	Title:	Executive Director

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

SUNTRUST BANK, as a Lender
By:	/s/ Shannon Juhan
	Name:	Shannon Juhan
	Title:	Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

BARCLAYS BANK PLC, as a Lender
By:	/s/ Irina Dimova
	Name:	Irina Dimova
	Title:	Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:	/s/ Traci Bankston
	Name:	Traci Bankston
	Title:	Assistant Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Tony Alexander
Name: Tony Alexander
Title: VP

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

COMERICA BANK, as a Lender
By:	/s/ Haven C. Harper
Name: Haven C. Harper
Title: Relationship Manager

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Nathan Bautista
	Name:	Nathan Bautista
	Title:	Authorised Signatory

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

AMEGY BANK, N.A., as a Lender

By:	/s/ H. Brock Hudson
	Name:	H. Brock Hudson
	Title:	Senior Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

CADENCE BANK, N.A., as a Lender

By:	/s/ William W. Brown
	Name:	William W. Brown
	Title:	Senior Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

ONEWEST BANK N.A., as a Lender

By:	/s/ Sean Murphy
Name: Sean Murphy
Title: Executive Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan Luchansky
Name: Jonathan Luchansky
Title: Assistant Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

REGIONS BANK, as a Lender

By:	/s/ David Valentine
Name: David Valentine
Title: Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

SANTANDER BANK, N.A., as a Lender

By:	/s/ Aidan Lanigan
Name: Aidan Lanigan
Title: Senior Vice President

By:	/s/ Puiki Lok
Name: Puiki Lok
Title: Vice President

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

The undersigned is executing this Agreement as of the date and year first written above for the sole purpose of Section 12.21 thereof.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Exiting Lender

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President